UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

Big Lots, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Big Lots, Inc.
4900 E. Dublin-Granville Road
Columbus, Ohio 43081
April 13, 2022
Dear Big Lots Shareholder:
We cordially invite you to attend the 2022 Annual Meeting of Shareholders of Big Lots, Inc. The Annual Meeting will be held at our corporate offices located at 4900 E. Dublin-Granville Road, Columbus, Ohio 43081 on Tuesday, May 24, 2022, beginning at 10:00 a.m., Eastern Time.
The following pages contain the Notice of Annual Meeting of Shareholders and the Proxy Statement. You should review this material for information concerning the business to be conducted at the Annual Meeting.
Your vote is important and we encourage you to attend the Annual Meeting. For additional information regarding how to attend the Annual Meeting, please see “Attendance at the Annual Meeting” on page 2 of the Proxy Statement. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. If you attend the Annual Meeting and wish to participate by voting electronically during the Annual Meeting, you may revoke your previously submitted proxy as described in the Proxy Statement.
Thank you for your ongoing support of, and continued interest in, Big Lots, Inc.
Respectfully submitted,
JAMES R. CHAMBERS Chair	BRUCE K. THORN President and Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 24, 2022
10:00 a.m., Eastern Time
4900 E. Dublin-Granville Road
Columbus, Ohio 43081
Notice is hereby given that the 2022 Annual Meeting of Shareholders of Big Lots, Inc. will be held at our corporate offices located at 4900 E. Dublin-Granville Road, Columbus, Ohio 43081 on Tuesday, May 24, 2022, beginning at 10:00 a.m., Eastern Time.
The Annual Meeting is being held for the following purposes:
1.
To elect as directors the eleven nominees named in our accompanying Proxy Statement;

2.
To approve, on an advisory basis, the compensation of our named executive officers;

3.
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022; and

4.
To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on the record date, March 29, 2022, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Further information regarding voting rights and matters to be voted upon is presented in the accompanying Proxy Statement.
On or about April 13, 2022, we began mailing to our shareholders of record at the close of business on March 29, 2022 a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Notice of Annual Meeting of Shareholders, the Proxy Statement and our Annual Report to Shareholders for our fiscal year ended January 29, 2022 (“fiscal 2021”), as well as instructions on how to request a paper copy of the proxy materials.
By Order of the Board of Directors,
Ronald A. Robins, Jr.
Executive Vice President, Chief Legal and Governance Officer,
General Counsel and Corporate Secretary
April 13, 2022
Columbus, Ohio
Your vote is important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your previously submitted proxy as described in the Proxy Statement. For additional information regarding how to attend the Annual Meeting, please see “Attendance at the Annual Meeting” on page 2 of the Proxy Statement.

BIG LOTS, INC.
PROXY STATEMENT

i

PROXY STATEMENT
The Board of Directors (“Board”) of Big Lots, Inc., an Ohio corporation (“we,” “us,” “our,” the “Company” or “Big Lots”), is furnishing you this proxy statement (this “Proxy Statement”) to solicit proxies for use at the 2022 Annual Meeting of Shareholders of Big Lots to be held at our corporate offices located at 4900 E. Dublin-Granville Road, Columbus, Ohio 43081 on Tuesday, May 24, 2022 beginning at 10:00 a.m., Eastern Time (including any adjournments, postponements or continuations thereof, the “Annual Meeting”).
This Proxy Statement is dated April 13, 2022, and on or about April 13, 2022, we began mailing to our shareholders of record at the close of business on March 29, 2022 a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for our fiscal year ended January 29, 2022 (“fiscal 2021”).
ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting included with this Proxy Statement. Specifically, our shareholders will be asked to:
(1)
elect eleven directors to serve until the 2023 Annual Meeting of the Shareholders of the Company;

(2)
approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (“say-on-pay resolution”);

(3)
ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2023 (“fiscal 2022”); and

(4)
transact such other business as may properly come before the Annual Meeting.

Under our governing documents, no other business may be raised by shareholders at the Annual Meeting unless proper and timely notice has been given to us by the shareholders seeking to bring such business before the meeting.
Shareholder Voting Rights
Only those shareholders of record at the close of business on March 29, 2022, the record date for the Annual Meeting (“Record Date”), are entitled to receive notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had 28,557,532 common shares, $0.01 par value per share (“Common Shares”) outstanding. Each of the outstanding Common Shares entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. The holders of our Common Shares have no cumulative voting rights in the election of directors. All voting at the Annual Meeting will be governed by our Amended Articles of Incorporation, our Amended Code of Regulations and the Ohio General Corporation Law.
Registered Shareholders and Beneficial Shareholders
If your Common Shares are registered in your name directly with our transfer agent, Computershare Investor Services, LLC, you are considered a holder of record (which we also refer to as a registered shareholder). If you hold our Common Shares in a brokerage account or through a bank or other holder of record, you are considered the beneficial shareholder of the Common Shares, which shares are often referred to as being held in “street name.”
Internet Availability of Proxy Materials
In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders, by providing access to such documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while reducing the costs of delivery of our proxy materials and the environmental impact of the Annual Meeting.
A Notice of Internet Availability of Proxy Materials that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability of Proxy Materials also provides instructions regarding how registered shareholders may vote their Common Shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability of Proxy Materials for requesting such paper or email copies.
A notice that directs our beneficial shareholders to the website where they can access our proxy materials should be forwarded to each beneficial shareholder by the broker, bank or other holder of record that is considered the registered shareholder with respect to the Common Shares of the beneficial shareholder. Such broker, bank or other holder of record should also provide to the beneficial shareholders instructions on how the beneficial shareholders may request a paper or email copy of our proxy materials. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their Common Shares by following the voting instructions they receive from their broker, bank or other holder of record.
To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability of Proxy Materials (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
Attendance at the Annual Meeting
All of our shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 9:30 a.m., Eastern Time, and the Annual Meeting will begin at 10:00 a.m., Eastern Time. If you attend the Annual Meeting, you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. If you hold your Common Shares as a beneficial shareholder, you may also be asked to present a copy of a brokerage or bank statement reflecting your beneficial ownership of our Common Shares as of the record date. An audio recording of the entire Annual Meeting will be available in the Investor Relations section of our website (www.biglots.com) after the meeting.
How to Vote and Revoke Your Vote
Registered Shareholders
After receiving your Notice of Internet Availability of Proxy Materials (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit www.proxyvote.com to access our proxy materials.
If you are a registered shareholder, there are several ways for you to vote your Common Shares:
•
Vote By Internet Before the Date of the Annual Meeting.   You will have the opportunity to vote your Common Shares online at www.proxyvote.com until May 23, 2022 at 11:59 p.m., Eastern Time. When voting online before the date of the Annual Meeting, you must have the control number included on your Notice of Internet Availability of Proxy Materials (or proxy card, if you received printed copies of the proxy materials) and follow the instructions.
•
Vote at the Annual Meeting.   You may also vote your Common Shares at the Annual Meeting.

•
Vote By Telephone.   You may vote your Common Shares by telephone by calling 1-800-690-6903 from any touch-tone telephone until May 23, 2022 at 11:59 p.m., Eastern Time. When voting by telephone, you must have the control number included on your Notice of Internet Availability of Proxy Materials (or proxy card, if you received printed copies of the proxy materials) and follow the instructions.

•
Vote By Mail.   If you received a printed copy of the proxy materials, you may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope provided with the proxy materials to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Proxy cards submitted by mail must be received no later than May 23, 2022 to be voted at the Annual Meeting.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxy holders in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.
Beneficial Shareholders
Beneficial shareholders have the right to direct the broker, bank or other holder of record that is the registered holder of their Common Shares on how to vote their Common Shares by following the voting instructions included in the materials they receive from their registered holder. Beneficial shareholders should follow the procedures and directions set forth in such voting instructions to instruct their registered holder how to vote those Common Shares or revoke or change previously given voting instructions (including how to vote at the Annual Meeting). Beneficial shareholders should contact their broker, bank or other holder of record to determine the applicable deadlines.
Brokers, banks and other holders of record who hold Common Shares for beneficial shareholders in street name may vote such Common Shares on “routine” matters (as determined under New York Stock Exchange (“NYSE”) rules), such as Proposal Three, without specific voting instructions from the beneficial owner of such Common Shares. Such brokers, banks and other holders of record may not, however, vote such Common Shares on “non-routine” matters, such as Proposal One and Proposal Two, without specific voting instructions from the beneficial owner of such Common Shares. Proxies submitted by such brokers, banks and other holders of record that have not been voted on “non-routine” matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of Common Shares necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).
How to Revoke or Change Your Vote
If you are a registered shareholder, you may revoke or change your vote at any time before the final vote at the Annual Meeting by:
•
signing and returning a new proxy card with a later date (only your latest completed, signed and dated proxy card received by May 23, 2022 will be counted);

•
submitting a later-dated vote by telephone or via the Internet (only your latest telephone or Internet voting instructions received by 11:59 p.m., Eastern Time, on May 23, 2022, will be counted);

•
attending and participating in the Annual Meeting and voting again (attending the Annual Meeting will not by itself revoke a previously submitted proxy); or

•
delivering a written revocation to our Corporate Secretary at 4900 E. Dublin-Granville Road, Columbus, Ohio 43081, received no later than May 23, 2022.

Beneficial shareholders should follow the procedures and directions set forth in the voting instructions they receive from their registered holder to instruct their registered holder how to revoke or change previously given voting instructions.

What is a “proxy”?
A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.
Householding
SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Notice of Internet Availability of Proxy Materials (or the Annual Report to Shareholders and Proxy Statement, if requested) if they consent to do so (we refer to this process as “householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the Notice of Internet Availability of Proxy Materials or, if requested, the Annual Report to Shareholders and Proxy Statement. Upon request, we will promptly deliver a separate copy of the Annual Report to Shareholders and Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to a shareholder at a shared address to which a single copy of the document(s) was delivered. Such a request should be made in the same manner as a revocation of consent for householding.
You may revoke your consent for householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling 1-866-540-7095, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your instructions at which time you will be sent separate copies of the Annual Report to Shareholders and Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable.
Beneficial shareholders can request more information about householding from their brokers, banks or other holders of record.
Board’s Recommendations
Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the Common Shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:
(1)
FOR the election of the director nominees identified in Proposal One;

(2)
FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (see Proposal Two); and

(3)
FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022 (see Proposal Three).

If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on such matter or for a substitute nominee as recommended by the Board.
Quorum
The presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting will constitute a quorum and permit us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of Common Shares considered to be present at the Annual Meeting for purposes of establishing a quorum.

Vote Required to Approve a Proposal
Proposal One
Our Amended Articles of Incorporation impose a majority vote standard in uncontested elections of directors and our Corporate Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Specifically, Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against such nominee’s election. In all director elections other than uncontested elections, plurality voting will apply and the director nominees receiving the greatest number of votes cast for their election will be elected as directors. An “uncontested election” generally means an election of directors at a meeting of shareholders in which the number of nominees for election does not exceed the number of directors to be elected. Broker non-votes will not be considered votes cast for or against a director nominee’s election at the Annual Meeting.
See the “Governance — Majority Vote Standard and Policy” section of this Proxy Statement for more information about our majority vote policy and standard.
Other Matters
For purposes of Proposal Two and Proposal Three, the affirmative vote of the holders of a majority of the outstanding Common Shares, present in person or by proxy, and entitled to vote on the proposal, will be required for approval. The votes received with respect to Proposal Two and Proposal Three are advisory and will not bind the Board or the Company. A properly executed proxy marked “abstain” with respect to Proposal Two and Proposal Three will not be voted with respect to such matter, although it will be counted for purposes of determining the number of Common Shares necessary for approval of Proposal Two and Proposal Three. Accordingly, an abstention will have the same effect as a vote against Proposal Two and Proposal Three. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the Common Shares in accordance with the recommendation of the Board.
Tabulation
Votes will be counted by an independent inspector of election appointed for the Annual Meeting by the Board.
Appraisal or Dissenters’ Rights
Shareholders of the Company will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this Proxy Statement to be acted upon at the Annual Meeting.
Results
We will announce preliminary results promptly once they are available and will report final results in a filing with the SEC on a Current Report on Form 8-K. You can access both Form 8-Ks and our other reports we file with the SEC at our website at https://www.biglots.com/corporate/investors/sec-filings or at the SEC’s website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

PROPOSAL ONE: ELECTION OF DIRECTORS
In accordance with the Company’s Amended Code of Regulations, the current size of the Board is set at eleven directors. The Board has nominated the eleven persons identified in the biographies set forth below for election as directors at the Annual Meeting, who include all of the incumbent directors. At the Annual Meeting, the Common Shares represented by proxies will be voted, unless otherwise specified, for the election of the eleven director nominees named below. Proxies cannot be voted at the Annual Meeting for more than eleven persons. Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.
All of the nominees set forth below have consented to being named in this Proxy Statement and to serve as directors of the Company if elected. It is expected that all nominees proposed by the Board will be able to serve on the Board if elected. However, if before the Annual Meeting one or more of the Board’s nominees are unable to serve or for good cause will not serve (a situation that we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve as directors if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC, but, should any of them decline or be unable to serve, proxies may be voted for another person nominated as a substitute by the Board. There are no family relationships, of first cousins or closer, among the Company’s directors and executive officers, by blood, marriage or adoption.
Set forth below is certain information related to the nominees.

Summary of Director Nominee Core Experiences and Skills
Our Board possesses a deep and broad set of experiences and skills that facilitate strong oversight and strategic direction for a leading retailer.   The following chart summarizes the competencies of each director nominee to be represented on our Board.
EXPERIENCE/SKILLS	Campos	Chambers	DiGrande	Gottschalk	Jamison	Kingsbury	McCormick	Newton	Reardon	Schoppert	Thorn
Retail Industry Operating or managerial experience with retailers.	X	X	X	X	X	X	X	X	X	X	X
Customer Experience/Omnichannel and Digital Strategies Experience developing and deploying retail (or adjacent sector) customer experience programs across physical and digital mediums.	X	X	X	X	X	X	X	X		X	X
Public Company CEO/COO/CFO/CHRO Prior public company C-suite experience.		X	X	X	X	X	X		X	X	X
Finance/Accounting/Audit Understanding of finance, accounting, financial reporting and/or audit processes.	X	X	X	X	X	X	X	X	X	X	X
Legal/Risk Management Governmental/public policy, legal/regulatory and risk management experience.		X	X	X	X	X	X	X	X	X	X
Strategy, Innovation and Business Transformation Experience successfully ideating and executing transformative business strategies.	X	X	X	X	X		X	X		X	X
Human Capital/Talent Management Experience in human resources, talent and leadership development and/or executive compensation.	X	X		X	X			X	X		X
Other Public Company Board Prior public company board experience to assist in enhancing board form and function.		X		X	X	X	X		X	X	X
Environmental, Social and Governance Significant experience with ESG strategies and programs.	X	X	X	X	X	X	X	X	X	X	X
The lack of an “X” for a particular item does not mean that the director does not possess that qualification, characteristic, skill or experience. Each of our board members have experience and/or skills in the enumerated areas. However, the “X” indicates that a director has a particular strength in that area.

The following information is furnished with respect to each of the nominees of the Company, including information regarding their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating / Corporate Governance Committee and the Board to determine that the nominees should serve as our directors. Other than as set forth in this Proxy Statement, no principal occupation of any of the Board’s nominees has been at any corporation or organization that is a parent, subsidiary or other affiliate of the Company.
Age: 55 Director since: 2021 Committees: • Audit • Capital Allocation Planning
SANDRA Y. CAMPOS
Ms. Campos is the Chief Executive Officer of Project Verte Inc. (a retail technology and supply chain solutions provider). Ms. Campos served as the Chief Executive Officer of DVF (Diane von Furstenberg) (a luxury fashion brand) from 2018 to 2020. Prior to joining DVF, she was the Co-President, Women’s Apparel of Global Brands Group Holding Limited (a branded apparel, footwear and brand management company) from 2015 to 2018, which included the Juicy Couture, Bebe, Buffalo, Tretorn, BCBG and Herve Leger brands. Ms. Campos also held leadership roles with apparel companies Polo Ralph Lauren and Nautica International.
Ms. Campos also founded Fashion Launchpad (a continuing education platform for retail and fashion professionals). She is also a member of the advisory board of Athena Technology Acquisition Corp. (a special purpose acquisition company).
Qualifications: Ms. Campos’ qualifications to serve on the Board include her extensive executive experience in the retail, technology and consumer products industries, global brand building, and omnichannel development.

Age: 64 Director since: 2012 Committees: • None
JAMES R. CHAMBERS
Chair of the Board of Big Lots, Inc. (see “Governance — Board Leadership and Independent Chair of the Board”).
Mr. Chambers served as President and Chief Executive Officer and director of Weight Watchers International, Inc. (weight management services provider) from 2013 to late 2016. Since his retirement from Weight Watchers International, Inc. in 2016, he has been serving as a professional director.
Mr. Chambers previously served as President of the US Snacks and Confectionery business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc. (food manufacturer) until 2011. Mr. Chambers also served as President and CEO of Cadbury Americas (confectionery manufacturer) until 2010 and as the President and Chief Executive Officer of Remy Amerique, Inc. (spirits manufacturer). Prior to his employment with Remy Amerique, Inc., Mr. Chambers served as the Chief Executive Officer of Paxonix, Inc. (online branding and packaging process solutions business), the Chief Executive Officer of Netgrocer.com (online grocery retailer) and the Group President of Information Resources, Inc. (global market research provider). Mr. Chambers spent the first 17 years of his career at Nabisco (food manufacturer), where he held leadership roles in sales, distribution, marketing and information technology, culminating in the role of President, Refrigerated Foods. Mr. Chambers previously served as a director of B&G Foods (food manufacturer) for seven years where he served on the nominating and governance committee and the compensation committee and as a director of Weight Watchers International, Inc.

Qualifications: Mr. Chambers’ qualifications to serve on the Board include his extensive cross-functional packaged goods industry experience, his extensive leadership experience as a chief executive officer, his 20-year track record in general management and his experience serving on the boards of other public companies.
Other Directorships: TIAA Board of Trustees since 2015, where he serves as chair and on the human resources committee, the nominating and governance committee and the risk and compliance committee.

Age: 55 Director since: 2018 Committees: • Audit • Nominating /Corporate Governance
SEBASTIAN J. DIGRANDE
Mr. DiGrande is the Chief Executive Officer of Plastic Credit Exchange (a facilitator of funding of plastic waste clean-up, recycling and reprocessing activities). Mr. DiGrande served as a professional director from 2019 until April 2022.
Mr. DiGrande served as Executive Vice President of Strategy and Chief Customer Officer for Gap Inc. (apparel retailer) from May 2016 until 2019, where he led the company’s strategy, consumer and market insights, customer data and analytics, digital and customer marketing, payments, loyalty, and franchise teams. Prior to joining Gap, Inc., Mr. DiGrande was a Senior Partner and Managing Director for The Boston Consulting Group from 1996 to April 2016. He was also a leader in BCG’s Technology, Marketing and Digital Innovation efforts.
Qualifications: Mr. DiGrande’s qualifications to serve on the Board include his extensive experience in senior management roles in strategy, analytics, marketing and technology, his extensive consulting background and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules.

Age: 61 Director since: 2015 Committees: • Audit (Chair) • Human Capital and Compensation
MARLA C. GOTTSCHALK
Ms. Gottschalk is the former Chief Executive Officer of The Pampered Chef, Ltd. (marketer of kitchen tools, food products and cookbooks), where she also previously served as President and Chief Operating Officer. Since her retirement from The Pampered Chef, Ltd. in 2013, she has been serving as a professional director.
Ms. Gottschalk served as Senior Vice President of Financial Planning and Investor Relations for Kraft Foods, Inc. (food manufacturer), where she also previously served as Executive Vice President and General Manager of the Post Cereal division and Vice President of Marketing and Strategy of the Kraft Cheese division.
Qualifications: Ms. Gottschalk’s qualifications to serve on the Board include her extensive experience in operations and strategic management, her qualification as an “audit committee financial expert,” as defined by applicable SEC rules, her extensive leadership experience as a chief executive officer, her expertise in the food industry and her experience serving on the boards of other public companies.
Other Directorships: US Foods, Inc. (Food wholesaler) since 2022, where she serves on the nominating and governance committee; Potbelly Corporation (food retailer) since 2009, where she is chair of the audit committee and a member of the compensation committee; Reynolds Consumer Products Inc. (consumer products) since 2020, where she is chair of the audit committee; and Underwriter Laboratories Inc. (global safety certification company) since 2009, where she is chair of the compensation committee and serves on the nominating and governance committee. Ms. Gottschalk is not standing for re-election to the board of Potbelly Corporation but will remain on its board through Potbelly’s annual meeting on May 19, 2022.
Age: 62 Director since: 2015 Committees: • Human Capital and Compensation • Nominating /Corporate Governance (Chair) • Capital Allocation Planning
CYNTHIA T. JAMISON
Chair-elect of the Board of Big Lots, Inc. (see “Governance — Board Leadership and Independent Chair of the Board”).
Ms. Jamison served as Chief Financial Officer or Chief Operating Officer of several companies during her tenure from 1999 to 2009 at Tatum, LLC (executive services firm). From 2005 to 2009, she led the CFO services practice and was a member of the firm’s operating committee. After retiring from Tatum, Ms. Jamison subsequently served as Chief Financial Officer of AquaSpy, Inc. from 2009 to 2012 (provider of soil moisture sensors to monitor soil moisture levels). Since her retirement from AquaSpy Inc. in 2012, she has been serving as a professional director.
Ms. Jamison has also served as Chief Financial Officer of Chart House Enterprises (food retailer) and held various financial positions at Allied Domecq Retailing USA, Kraft General Foods and Arthur Anderson LLP. Ms. Jamison previously served as a director of B&G Foods, Inc. (food manufacturer and distributor) from 2004 to 2015, where she served as chair of the audit committee. She previously held board seats at Horizon Organic Holdings from 2001 to 2003 and Cellu Tissue, Inc.
Qualifications: Ms. Jamison’s qualifications to serve on the Board include her extensive experience in financial and accounting matters, including public company reporting, as well as strategy and capitalization expertise, her qualification as an “audit committee financial expert,” as defined by applicable SEC rules, and her key management, leadership, financial and strategic planning, corporate governance and public company executive and board experience.
Other Directorships: Tractor Supply Company (farm and ranch retailer) since 2002, where she has served as chair since 2014; Darden, Inc. (food retailer) since 2014, where she serves as chair of the audit committee and a member of the compensation committee; and The ODP Corporation (office supply retailer) since 2013, where she is chair of the audit committee and a member of the compensation and talent committee.

Age: 69 Director since: 2020 Committees: • Human Capital and
THOMAS A. KINGSBURY
Mr. Kingsbury served as President, Chief Executive Officer and a member of the Board of Directors of Burlington Stores, Inc. (discount clothing retailer) from 2008 to 2019. He also served as Executive Chair of the Board of Directors of Burlington Stores, Inc. from October 2019 to February 2020 and as Chair of the Board of Directors of Burlington Stores, Inc. from September 2014 to September 2019. Since 2020, he has been serving as a professional director.
Mr. Kingsbury previously served as Senior Executive Vice President of Information Services, E-Commerce, Marketing and Business Development of Kohl’s Corporation (department store retailer) from August 2006 to December 2008. Mr. Kingsbury also held various management positions

Compensation • Nominating /Corporate Governance
with The May Department Stores Company (department store retailer) commencing in 1976, including President and Chief Executive Officer of the Filene’s/Kaufmann’s division from 2000 to 2006.
Qualifications: Mr. Kingsbury’s qualifications to serve on the board include his valuable perspectives and unique insights developed from more than 40 years of experience in the retail industry, providing him with a comprehensive understanding of customer dynamics and shifting consumer preferences, his broad-based retail experience and extensive experience in senior leadership positions, including his service as a former president and chief executive officer and as a current director of a publicly traded retail company and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules.
Other Directorships: Tractor Supply Company (farm and ranch retailer) since 2017, where he serves on the corporate governance and nominating committee and the compensation committee; B.J.’s Wholesale Club, Inc. (mass merchant club retailer) since 2020, where he serves on the compensation committee; and Kohl’s Corporation since 2021, where he serves on the audit committee and finance committee.

Age: 66 Director since: 2018 Committees: • Human Capital and Compensation • Capital Allocation Planning
CHRISTOPHER J. MCCORMICK
Mr. McCormick is the former President and Chief Executive Officer of L.L. Bean, Inc. (clothing and outdoor recreation equipment retailer). He joined L.L. Bean, Inc. in 1983 and held a number of leadership positions in Advertising and Marketing prior to his tenure as President and Chief Executive Officer from 2001 until March 2016. Since his retirement from L.L. Bean, Inc. in 2016, he has been serving as a professional director. Mr. McCormick previously served as a director of Sun Life Financial, Inc. (financial services company) from 2017 to 2019, where he served as a member of the compensation committee and nominating corporate governance committee.
Qualifications: Mr. McCormick’s qualifications to serve on the Board include his extensive leadership experience as a chief executive officer of a retail company, his service on the boards of other public companies and his qualification as an “audit committee financial expert,” as defined by applicable SEC Rules.
Other Directorships: Levi Strauss & Co. (clothing retailer) since 2016, where he is a member of the audit committee and the nominating and governance committee.

Age: 49 Director since: 2021 Committees: • Audit • Nominating /Corporate
KIMBERLEY A. NEWTON
Ms. Newton is the founder and Chief Executive Officer of Alexis Enterprises, LLC, which includes the Intentional Pause Project (media, product, and experiential platform aimed at empowering women to expand the impact of their leadership). Ms. Newton is the former Senior Vice President Consumer Experience of Hallmark Cards, Inc. (greeting card manufacturer) from 2017 to 2019. Ms. Newton joined Hallmark Cards, Inc. in 1996 and held a number of leadership positions in marketing and strategy before serving as Vice President North America Strategy and Planning from 2011 to 2015 and Vice President Corporate Strategy and Business Development from 2015 to 2017.
During her more than 20 years with Hallmark Cards, Inc., she influenced global corporate strategy and led transformation across a diversified

Governance
portfolio of top brands by reimagining strategies and capabilities through a future-looking, digitally-enabled, and customer-focused lens. Ms. Newton has been recognized as a top African American in corporate America and is an active investor in and advisor to several female-led businesses.
Qualifications: Ms. Newton’s qualifications to serve on the Board include her extensive experience in consumer marketing, corporate strategy, business development, omnichannel consumer experience, P&L management and digital transformation.

Age: 69 Director since: 2015 Committees: • Human Capital and Compensation (Chair) • Nominating /Corporate Governance
NANCY A. REARDON
Ms. Reardon is the former Senior Vice President and Chief Human Resources and Communications Officer of Campbell Soup Company (food manufacturer). Since her retirement from Campbell Soup Company in 2012, she has been serving as a professional director.
Additionally, Ms. Reardon served as Executive Vice President of Human Resources for Comcast Cable Communications, Inc. (telecommunications provider) from 2002 to 2004. Prior to that, Ms. Reardon served as Partner and Executive Vice President, Human Resources and Corporate Affairs for Borden Capital Management Partners (consumer products retailer) from 1997 to 2002, where she developed financial and merger and acquisition skills through her involvement in multiple transactions for a portfolio of operating companies. Ms. Reardon previously served as a director of Warnaco Group, Inc. (apparel retailer) where she served as a member of the audit committee and the compensation committee.
Qualifications: Ms. Reardon’s qualifications to serve on the Board include her extensive experience in senior management roles, her experience on the boards of other public companies and private and charitable organizations, her experience leading human resources departments and in communications and public affairs, her leadership skills and her skills in human capital management, talent development and succession planning.
Other Directorships: Signet Jewelers Limited (jewelry retailer) since 2018, where she chairs the human capital management and compensation committee and serves on the corporate citizenship and sustainability committee.

Age: 55 Director since: 2015 Committees: • Audit • Nominating /Corporate Governance
WENDY L. SCHOPPERT
Ms. Schoppert is the former Executive Vice President and Chief Financial Officer of Sleep Number Corporation (bedding retailer and manufacturer) from June 2011 to February 2014, where she also served as Chief Information Officer and led Marketing, Digital, International, and New Channel Development. Since her retirement from Sleep Number Corporation in 2014, she has been serving as a professional director.
Prior to joining Sleep Number, Ms. Schoppert led US Bank’s Private Asset Management (financial services company) team from 2004 to 2005 and served as Head of Product, Marketing & Corporate Development for U.S. Bank’s Asset Management division from 2002 to 2004. Ms. Schoppert began her career in the airline industry, serving in various financial, strategic and general management leadership positions at American Airlines, Northwest Airlines and America West Airlines. Ms. Schoppert also previously served as a director of Gaia, Inc. (formerly Gaiam, Inc.) (an alternative media video

• Capital Allocation Planning (Chair)
streaming service) from 2013 to 2018.
Qualifications: Ms. Schoppert’s qualifications to serve on the Board include her qualification as an “audit committee financial expert,” as defined by applicable SEC Rules, her extensive retail experience across finance, information technology, digital and marketing, and her significant financial leadership and expertise with respect to the oversight of financial reporting and disclosure for public companies.
Other Directorships: The Hershey Company (a global confectionery company) since 2017, where she chairs the audit committee and serves on the finance & risk management committee, The ODP Corporation (an office supply retailer), since 2020, where she chairs the compensation and talent committee and serves on the audit committee, and Bremer Financial Corporation (a financial services firm) since 2017, where she serves on the audit committee and the compensation committee.

Age: 55 Director since: 2018 Committees: • Capital Allocation Planning (nonvoting member)
BRUCE K. THORN
Mr. Thorn is our President and Chief Executive Officer. Before joining Big Lots in September 2018, he served as President (since 2017) and Chief Operating Officer (since 2015) of Tailored Brands, Inc. (a leading specialty retailer of men’s tailored clothing and formalwear) until 2018. Mr. Thorn also previously held various enterprise-level roles with PetSmart, Inc. (a pet supply retailer), most recently as Executive Vice President, Store Operations, Services and Supply Chain, as well as leadership positions with The Gap, Inc., Cintas Corp, LESCO, Inc. and The United States Army.
Qualifications: Mr. Thorn’s qualifications to serve on the Board include his day-to-day leadership as President and Chief Executive Officer of Big Lots, strong leadership skills, proven management capabilities and more than 25 years of diverse retail and services experience.
Other Directorships: Caleres, Inc. (a footwear company) since 2022, where he serves on the compensation committee.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.

GOVERNANCE
The following table sets forth some of our key governance policies and practices we have implemented to advance the objectives and long term interests of our shareholders:
Governance Highlights

• Ten of our eleven current directors are independent	• Six of our ten independent director nominees are women
• Annual election of all directors and Majority Voting Standard	• Annual board and committee self-evaluations
• Proxy access for our shareholders	• We have a non-executive chair
• Executive session of non-employee directors at all regularly scheduled board meetings	• Director orientation and continuing education
• All committees composed of independent directors	• Limit of 4 public company directorships Board members may hold
• Annual shareholder engagement	• Mandatory Board retirement at age 72
Board Leadership and Independent Chair of the Board
The Board is currently composed of the individuals identified in Proposal One. Each of the director nominees (other than Mr. Thorn, our Chief Executive Officer (“CEO”) and President), qualifies as an independent (as defined by the applicable NYSE rules) non-employee director (“non-employee directors”). Mr. Chambers, a non-employee director, currently serves as non-executive Chair of the Board (“Chair”). Mr. Chambers, who became the chair of TIAA in July 2021, has informed the Board that, with a view toward good corporate governance, he will resign from his position as Chair effective immediately after the Annual Meeting. As a result, the Board has elected Ms. Jamison to serve as Chair, effective immediately after the Annual Meeting, subject to her re-election to the Board at the Annual Meeting. The Board believes it should have the flexibility to establish a leadership structure that works best for us at a particular time, and it reviews that structure from time to time, including in the context of a change in leadership. The Chair works with management to plan the agendas for meetings of the Board, chairs the Board meetings, and is responsible for briefing our CEO, as needed, concerning executive sessions of the independent members of the Board. The Chair also determines when additional meetings of the Board are needed. Additionally, the Chair communicates informally with other directors between meetings of the Board to foster free and open dialogue among directors.
Board Meetings in Fiscal 2021
The Board held five meetings during fiscal 2021. During fiscal 2021, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the periods that he or she served). All of our directors attended our 2021 annual meeting of shareholders, which was held virtually, as required by our Corporate Governance Guidelines. In addition, the non-employee directors met in executive session at each of the Board’s regularly scheduled meetings.
Role of the Board’s Committees
The Board has standing Audit, Human Capital and Compensation, Nominating / Corporate Governance and Capital Allocation Planning Committees. Each of these committees reports its activities to the Board.
Audit Committee
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility with respect to:
(1)
the integrity of the financial reports and other financial information provided by us to our shareholders and others;

(2)
our compliance with legal and regulatory requirements;

(3)
the engagement of our independent registered public accounting firm and the evaluation of the firm’s qualifications, independence and performance;

(4)
the performance of our system of internal controls;

(5)
the oversight of the performance of the internal audit function;

(6)
our audit, accounting and financial reporting processes generally; and

(7)
the evaluation of enterprise risk issues.

During fiscal 2021, Mses. Campos, Gottschalk, Newton and Schoppert and Messrs. DiGrande, Kingsbury and McCormick served on our Audit Committee. All members of the Audit Committee are independent as required by the Audit Committee’s charter and by the applicable NYSE and SEC rules. The Board has determined that each member of the Audit Committee is “financially literate,” as required by NYSE rules, and is an “audit committee financial expert,” as defined by applicable SEC rules.
The functions of the Audit Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee met six times during fiscal 2021.
Human Capital and Compensation Committee
The Human Capital and Compensation Committee discharges the responsibilities of the Board relating to the administration of our compensation programs, including the compensation program for our executive leadership team (“Leadership Team”), and provides input on our policies and strategies relating to human capital management. Our Leadership Team is composed of the current executives named in the Summary Compensation Table (“named executive officers”) and other executives reporting to our CEO.
The responsibilities of the Human Capital and Compensation Committee include:
(1)
establishing our general compensation philosophy;

(2)
overseeing the development of our compensation programs;

(3)
approving goals and objectives for the incentive compensation awarded to the Leadership Team;

(4)
reviewing and recommending to the Board the other compensation for our CEO and the Leadership Team;

(5)
reviewing plans for the leadership, development, retention and succession of the CEO’s direct reports;

(6)
administering our compensation programs;

(7)
overseeing our policies and strategies relating to the management of our human capital; and

(8)
reporting on the entirety of the executive compensation program to the Board.

The Human Capital and Compensation Committee annually conducts a compensation risk assessment. The purpose of the assessment is to identify risks arising from the Company’s compensation policies, practices and programs and the controls in place to mitigate any such risks. The Human Capital and Compensation Committee determined that our compensation policies are consistent with our overall risk structure. Because a significant portion of the incentive compensation we award is subject to performance goals based on operating profit, we believe our associates are encouraged to take a balanced approach that focuses on corporate profitability and performance. If the Company is not profitable at a reasonable level, there are limited payouts under the bonus programs and restricted stock units may not vest.
The Company has internal controls over the measurement and calculation of the performance measures, including operating profit, earnings per share, return on invested capital, sales and net income.

These controls, and the auditing of the Company’s financial statements by an independent registered public accounting firm, are designed to keep the Company, including its compensation programs, from being susceptible to manipulation by associates. In addition, our associates are subject to the Company’s Code of Business Conduct and Ethics which covers, among other things, accuracy of books and records.
During fiscal 2021, Mses. Gottschalk, Jamison and Reardon and Messrs. Kingsbury and McCormick served on our Human Capital and Compensation Committee. All members of the Human Capital and Compensation Committee are independent as required by the Human Capital and Compensation Committee’s charter and NYSE rules.
The functions of the Human Capital and Compensation Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Human Capital and Compensation Committee met five times during fiscal 2021.
Nominating / Corporate Governance Committee
The responsibilities of the Nominating / Corporate Governance Committee include:
(1)
recommending individuals to the Board for nomination as members of the Board and its committees;

(2)
taking a leadership role in shaping our corporate governance policies and practices, including recommending to the Board changes to our Corporate Governance Guidelines and monitoring compliance with such guidelines;

(3)
developing and recommending to the Board appropriate criteria for determining director independence;

(4)
in coordination with the Human Capital and Compensation Committee, monitoring issues associated with CEO succession planning and management development;

(5)
overseeing the evaluation of the Board and CEO; and

(6)
reviewing the compensation of the members of the Board and recommending any changes to such compensation to the Board for its approval.

During fiscal 2021, Mses. Jamison, Newton, Reardon and Schoppert, Andrew Clarke, and Mr. DiGrande served on our Nominating / Corporate Governance Committee. All members of the Nominating / Corporate Governance Committee are independent as required by the Committee’s charter and NYSE rules.
The functions of the Nominating / Corporate Governance Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Nominating / Corporate Governance Committee met six times during fiscal 2021.
Capital Allocation Planning Committee
The responsibilities of the Capital Allocation Planning Committee include:
(1)
reviewing, at least annually, the Company’s three-year capital expenditure outlook and expected returns, current year capital expenditure plan and associated returns and three-year liquidity outlook;

(2)
periodically reviewing the Company’s current year actual capital expenditures versus the current year capital expenditure plan, the Company’s rolling twelve-month liquidity outlook, debt ratio and other ratios required for compliance with the Company’s credit facilities and management’s estimate of the Company’s weighted-average cost of capital;

(3)
reviewing management recommendations on the Company’s declaration and payment of quarterly or special dividends on our Common Shares;

(4)
reviewing management recommendations on the establishment and, upon establishment, execution of a share repurchase program;

(5)
periodically reviewing the Company’s capital allocation strategy in comparison to peers and industry benchmarks; and

(6)
reviewing the Company’s short-term investment policy.

During fiscal 2021, Mses. Campos, Jamison and Schoppert and Messrs. Clarke, McCormick and Thorn (as a non-voting member) served on our Capital Allocation Planning Committee. All voting members of the Capital Allocation Planning Committee meet the NYSE independence requirements.
The functions of the Capital Allocation Planning Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Capital Allocation Planning Committee met four times during fiscal 2021.
Selection of Nominees by the Board
The Nominating / Corporate Governance Committee has oversight over a broad range of issues relating to the composition and operation of the Board. The Nominating / Corporate Governance Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members, based on our needs from time to time. The Nominating / Corporate Governance Committee also evaluates prospective director nominees against the standards and qualifications set forth in the Corporate Governance Guidelines. Although the Nominating / Corporate Governance Committee has not approved any specific minimum qualifications that must be met by a nominee for director recommended by the Nominating / Corporate Governance Committee and has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating / Corporate Governance Committee considers factors such as the prospective nominee’s relevant experience, character, intelligence, independence, commitment, judgment, prominence, age, and compatibility with our CEO, senior management and other members of the Board. The Nominating / Corporate Governance Committee also considers other relevant factors that it deems appropriate, including the current composition of the Board, the alignment of the Board members’ skills and experiences with our strategic plan, diversity, experience with succession planning, crisis management, the balance of management and independent directors, public company experience and the need for committee expertise. Before commencing a search for a new director nominee, the Nominating / Corporate Governance Committee confers with the Board regarding the factors it intends to consider in its search.
In identifying potential candidates for Board membership, the Nominating / Corporate Governance Committee considers recommendations from the Board, shareholders and management, as well as proxy access candidates. Any shareholder who wishes to recommend a prospective director nominee to the Board must send written notice to: Chair of the Nominating / Corporate Governance Committee, Big Lots, Inc., 4900 E. Dublin-Granville Road, Columbus, Ohio 43081. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our Common Shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board and management receive.
Pursuant to its written charter, the Nominating / Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm.
Director Vote Standard and Policy
Our Amended Articles of Incorporation impose a majority vote standard in uncontested elections of directors and our Corporate Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. The majority vote policy contained in our Corporate Governance Guidelines requires any nominee for director who does not receive more votes cast for such nominee’s election than votes cast against and/or withheld as to his or her election to deliver his or her resignation from the Board to the Nominating / Corporate Governance Committee. Broker non-votes have no effect in determining whether the required affirmative majority vote has been obtained. Upon its receipt of such resignation, the Nominating / Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action. The Board will act on the recommendation of the Nominating / Corporate Governance Committee no later than 100 days following the certification of the shareholder vote. The Nominating / Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, will evaluate such resignation in light of the best interests of Big Lots and our shareholders and may consider any factors and other information they deem relevant; provided, however, that if the nominee for director who delivered such resignation also failed to receive more votes cast for such nominee’s election than votes cast against and/or withheld as to his or her election at the immediately preceding meeting of shareholders involving the election of directors, the Board must accept the resignation. We will promptly publicly disclose the Board’s decision in a periodic or current report to the SEC.
Determination of Director Independence
The Board affirmatively determined that all of the directors nominated for election at the Annual Meeting other than Mr. Thorn are independent of Big Lots, its subsidiaries and its management under the standards set forth in the NYSE rules, and no director nominee other than Mr. Thorn has a material relationship with Big Lots, its subsidiaries or its management aside from his or her service as a director.
In determining that each of the director nominees other than Mr. Thorn is independent, the Board considered charitable contributions to not-for-profit organizations of which these director nominees or their immediate family members are executive officers or directors and determined that each of the transactions and relationships it considered was immaterial and did not impair the independence of any of the directors.
In addition, all members of the Board’s standing Audit Committee meet the independence standards required by the Audit Committee’s charter and by the applicable NYSE and SEC rules. All members of the Human Capital and Compensation Committee meet the independence standards required by the Human Capital and Compensation Committee’s charter and NYSE rules.
Related Person Transactions
Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Financial Professionals, and human resources policies prohibit (without the consent of the Board or the Nominating / Corporate Governance Committee) directors, officers and employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities.
Pursuant to our written related person transaction policy, the Nominating / Corporate Governance Committee evaluates “related person transactions.” Consistent with SEC rules, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Big Lots or a subsidiary thereof is, was or will be a participant:
(1)
involving more than $120,000; and

(2)
in which any of our directors, nominees for director, executive officers, holders of more than five percent of our Common Shares or their respective immediate family members had, has or will have a direct or indirect material interest.

Under our policy, our directors, executive officers and other members of management are responsible for bringing all transactions, whether proposed or existing, of which they have knowledge and which they believe may constitute related person transactions to the attention of our General Counsel. If our General Counsel determines that the transaction constitutes a related person transaction, our General Counsel will notify the chair of the Nominating / Corporate Governance Committee. Thereafter, the Nominating / Corporate Governance Committee will review the related person transaction, considering all factors and information it deems relevant, and either approve or disapprove the transaction in light of what the Committee believes to be the best interests of Big Lots and our shareholders. If advance approval is not practicable or if a related person transaction that has not been approved is discovered, the Nominating / Corporate Governance Committee will promptly consider whether to ratify the related person transaction. Where advance approval is not practicable or we discover a related person transaction that has not been approved and the Committee disapproves the transaction, the Committee will, taking into account all of the factors and information it deems relevant (including the rights available to us or other parties under the transaction), determine whether we should amend, rescind or terminate the transaction in light of what it believes to be the best interests of Big Lots and its shareholders.
Examples of factors and information that the Nominating / Corporate Governance Committee may consider in its evaluation of a related person transaction include:
(1)
our reasons for entering into the transaction;

(2)
the terms of the transaction;

(3)
the benefits of the transaction to us;

(4)
the comparability of the transaction to similar transactions with unrelated third parties;

(5)
the materiality of the transaction to each party;

(6)
the nature of the related person’s interest in the transaction;

(7)
the potential impact of the transaction on the status of an independent director; and

(8)
the alternatives to the transaction.

Additionally, each director, nominee for director and executive officer must complete an annual questionnaire that requires written disclosure of any related person transaction.
Oversight of Corporate Strategy
The Board actively oversees management’s establishment and execution of corporate strategy, including major business and organizational initiatives, annual budget and long-term strategic plans, capital allocation priorities and potential corporate development opportunities. At the Board and committee meetings and throughout the year, the Board regularly receives information and formal updates from our management and actively engages with the Leadership Team with respect to our corporate strategy, oversight of corporate culture and human capital management. The Board’s independent directors also hold regularly scheduled executive sessions at which strategy is discussed.
Board’s Role in Risk Oversight
The Board and its committees play an important role in overseeing the identification, assessment and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports. The Board oversees the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed. The Board also oversees the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.
The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, cybersecurity matters, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Human Capital and Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs, human capital management (including diversity, equity and inclusion) and succession planning. The Nominating / Corporate Governance Committee manages risks associated with corporate governance, related person transactions, CEO and Board succession planning, and business conduct and ethics. The Capital Allocation Planning Committee is responsible for overseeing risks related to our liquidity and allocation of capital. The Public Policy and Environmental Affairs Committee, a management committee that reports to the Nominating / Corporate Governance Committee, oversees management of risks associated with public policy, environmental affairs and social matters that may affect our operations, performance or public image.
Environmental, Social and Governance Practices
Our Public Policy and Environmental Affairs Committee takes a leadership role in shaping the policies and practices of the Company relating to current and emerging public policy, environmental and social trends and issues that may affect the operations, performance or public image of the Company, including, without limitation, corporate social responsibility, climate change and related environmental matters, diversity and philanthropic activities. The Public Policy and Environmental Affairs Committee is comprised of our Chief Legal and Governance Officer, Chief Financial Officer and a senior investor relations representative. The functions of the Public Policy and Environmental Affairs Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.
In addition, the Company maintains a Diversity, Equity and Inclusion (DEI) Executive Advisory Committee comprised of six senior leaders that provide guidance, strategic influence and direction for our company-wide DEI efforts. The Committee solicits ideas from our DEI Council, a group of associates with varied dimensions of difference, from all levels, locations and business areas of the Company that serve as the voice of all our associates. In 2022, the Company intends to focus on advancing its DEI strategy to drive our aim of increasing associate diversity through best practices, and external partnerships that are aligned to our community, and recruiting efforts in order to further promote a diverse and inclusive workplace.
In 2021, we also published our inaugural corporate social responsibility report, titled “BIG Cares,” which addresses our environmental, social and governance policies, initiatives and achievements. A copy of the corporate social responsibility report is available on our website (www.biglots.com). Information on our website, including the corporate social responsibility report, is not incorporated by reference in or otherwise considered a part of this Proxy Statement.
Corporate Governance Guidelines
Our Corporate Governance Guidelines comply with applicable NYSE rules and can be found in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.
Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals
We have a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. We also have a Code of Ethics for Financial Professionals which applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions. Both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals are available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.
Human Capital and Compensation Committee Interlocks and Insider Participation
During fiscal 2021, Mses. Gottschalk, Jamison and Reardon and Messrs. Kingsbury and McCormick served on our Human Capital and Compensation Committee. No member of our Human Capital and

Compensation Committee serves, or at any time has served, as one of our officers or employees or has, or during fiscal 2021, had a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serves or, during fiscal 2021, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of the Board or our Human Capital and Compensation Committee.
Communications with the Board
Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the non-employee directors as a group, may do so by choosing one of the following options:
Call:	(866) 834-7325
Write:	Big Lots Board of Directors, 4900 E. Dublin-Granville Road, Columbus, Ohio 43081
Online Message:	http://biglotsbigvoice.com
Under a process approved by the Nominating / Corporate Governance Committee for handling correspondence received by us and addressed to non-employee directors, our General Counsel reviews all such correspondence and forwards to the Board or appropriate members of the Board a summary and/or copies of any such correspondence that deals with the functions of the Board, members or committees thereof or otherwise requires their attention. Directors may at any time review a log of all correspondence received by us and directed to members of the Board and may request copies of any such correspondence. Concerns relating to our accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Concerns relating to the Board or members of senior management will be referred to the Nominating / Corporate Governance Committee. Parties submitting communications to the Board may choose to do so anonymously or confidentially.

DIRECTOR COMPENSATION
Under the Big Lots, Inc. Non-Employee Director Compensation Package established by the Board, each non-employee director is compensated for Board and committee participation in the form of retainers and fees and a restricted stock unit award. In May 2021, the Board increased the annual retainer and the grant date fair value of the restricted stock unit award for our non-executive chair from $170,000 and $210,000 to $185,000 and $245,000, respectively, upon the recommendation of the Nominating / Corporate Governance Committee. In making its recommendation, the Nominating / Corporate Governance Committee reviewed competitive data provided by Meridian Compensation Partners, LLC (“Meridian”) regarding non-executive chair compensation for companies in our Peer Group and considered the time commitment required of our non-executive chair to his Board duties and responsibilities.
Retainers and Charitable Contributions
During fiscal 2021, Messrs. Chambers, Clarke, DiGrande, Kingsbury and McCormick and Mses. Campos, Gottschalk, Jamison, Newton, Reardon and Schoppert qualified as non-employee directors and, as a result, received compensation for their Board service. Due to our employment of Mr. Thorn in fiscal 2021, he did not qualify as a non-employee director and did not receive compensation for his services as a director. The compensation received by Mr. Thorn as an employee is shown in the Summary Compensation Table included in this Proxy Statement.
We pay our non-employee directors retainers and fees on a quarterly basis. For fiscal 2021, the annual retainers we paid to non-employee directors consisted of: (1) an annual retainer of $85,000 for each non-employee director other than the nonexecutive chair; (2) an annual retainer of $170,000 for the nonexecutive chair from the beginning of fiscal 2021 through May 25, 2021 and $185,000 from May 25, 2021 through the end of fiscal 2021; (3) an additional annual retainer of $35,000 for the chair of the Audit Committee; (4) an additional annual retainer of $25,000 for the chair of the Human Capital and Compensation Committee; (5) an additional annual retainer of $20,000 for the chair of the Nominating / Corporate Governance Committee and the chair of the Capital Allocation Planning Committee; (6) an additional annual retainer of $17,500 for each other member of the Audit Committee; (7) an additional annual retainer of $12,500 for each other member of the Human Capital and Compensation Committee; and (8) an additional annual retainer of $10,000 for each other member of the Nominating / Corporate Governance Committee and each other member of the Capital Allocation Planning Committee.
Each term during which our non-employee directors serve on the Board, we donate an aggregate annual amount of up to $15,000 to charitable organizations nominated by the non-employee director and make matching charitable donations in an aggregate annual amount of up to $15,000 to charitable organizations to which the non-employee director makes contributions.
Restricted Stock Units
In May 2021, our nonexecutive chair received a restricted stock unit award having a grant date fair value equal to approximately $245,000 (3,730 Common Shares) and our other non-employee directors received a restricted stock unit award having a grant date fair value equal to approximately $145,000 (2,208 Common Shares). The restricted stock unit awards were made under the terms of the Big Lots 2020 Long-Term Incentive Plan (“2020 LTIP”) and will be settled in our Common Shares on the earlier to occur of (1) the trading day immediately preceding the Annual Meeting or (2) the non-employee director’s death or disability (as defined in the 2020 LTIP). The non-employee director will forfeit the restricted stock units if the non-employee director ceases to serve on the Board before either settlement event occurs. Our non-employee directors may defer all or any portion of their restricted stock unit award until the earlier to occur of (1) the date specified by the non-employee director, (2) the non-employee director’s death or disability or (3) the date the non-employee director ceases to serve as a member of the Board. The non-employee directors must make any deferral election on or before December 31 of the year preceding the grant of the restricted stock unit award (e.g., December 31, 2020 for awards granted in 2021) or, in the case of a newly elected director, within thirty days of the date they become eligible to participate in the 2020 LTIP.

Director Compensation Table for Fiscal 2021
The following table summarizes the total compensation for fiscal 2021 for each of our non-employee directors.
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1)(2) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($)(3) (g)	Total ($) (h)
Ms. Campos	84,375	144,999	—	—	—	15,000	244,374
Mr. Chambers	181,250	244,949	—	—	—	35,000	461,199
Mr. Clarke(4)	33,750	0	—	—	—	11,500	45,250
Mr. DiGrande	112,500	144,999	—	—	—	30,000	287,499
Ms. Gottschalk	132,500	144,999	—	—	—	16,250	293,749
Ms. Jamison	127,500	144,999	—	—	—	15,000	287,499
Mr. Kingsbury	111,250	144,999	—	—	—	30,000	286,249
Mr. McCormick	111,250	144,999	—	—	—	30,000	286,249
Ms. Newton	84,375	144,999	—	—	—	—	229,374
Ms. Reardon	120,000	144,999	—	—	—	30,250	295,249
Ms. Schoppert	132,500	144,999	—	—	—	18,458	295,957

(1)
Amounts in this column reflect the aggregate grant date fair value of the restricted stock unit awards granted to the non-employee directors in fiscal 2021 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The full grant date fair value of the fiscal 2021 restricted stock unit award granted to our nonexecutive chair and each non-employee director was based on individual awards of 3,730 and 2,208 Common Shares, respectively, at a per Common Share value of $65.67 on the grant date. In accordance with ASC 718 and the 2020 LTIP, the per Common Share grant date value is the closing price of our Common Shares on the NYSE on the grant date.

(2)
As of January 29, 2022, Mr. Chambers held 3,730 restricted stock units and Mses. Campos, Gottschalk, Jamison, Newton, Reardon and Schoppert and Messrs. DiGrande, Kingsbury and McCormick held 2,208 restricted stock units.

(3)
Amounts in this column reflect both matching contributions and payments made by us during fiscal 2021 to charitable organizations nominated by the specified directors.

(4)
Mr. Clarke’s tenure on the board ended on May 26, 2021 and, as a result, he did not receive a restricted stock unit award in fiscal 2021.

STOCK OWNERSHIP
Ownership of Our Common Shares by Certain Beneficial Owners and Management
The following table sets forth certain information with regard to the beneficial ownership of our Common Shares by each holder of more than five percent of our Common Shares, each director, each director nominee, each of the current and former executive officers named in the Summary Compensation Table, and all executive officers, directors and director nominees as a group. The assessment of holders of more than five percent of our Common Shares is based on a review of and reliance upon their respective filings with the SEC. Except as otherwise indicated, all information is as of April 1, 2022.
Name and Address of Beneficial Owner or Identity of Group(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Outstanding Common Shares
Sandra Y. Campos	2,208	*
James R. Chambers	29,075	*
Sebastian J. DiGrande	14,886	*
Marla C. Gottschalk	24,106	*
Cynthia T. Jamison	17,756	*
Thomas A. Kingsbury	6,402	*
Christopher J. McCormick	14,886	*
Kimberley A. Newton	2,208	*
Jack A. Pestello	5,939	*
Jonathan E. Ramsden	71,063	*
Nancy A. Reardon	22,256	*
Ronald A. Robins, Jr.	65,363	*
Michael A. Schlonsky	90,051	*
Wendy L. Schoppert	15,002	*
Bruce K. Thorn	280,047	*
BlackRock, Inc.(3)	5,212,867	18.1%
The Vanguard Group, Inc.(4)	4,037,723	14.0%
FMR LLC(5)	3,211,540	11.2%
Dimensional Fund Advisors LP(6)	1,796,953	6.2%
LSV Asset Management(7)	1,738,020	6.0%
Mill Road Capital III, L.P.(8)	1,462,851	5.1%
All directors, nominees and executive officers as a group (19 persons)	766,536	2.7%

*
Represents less than 1.0% of the outstanding Common Shares.

(1)
Unless otherwise indicated, the address for each director and officer is c/o Big Lots, Inc., 4900 E. Dublin-Granville Road, Columbus, Ohio, 43081.

(2)
Each person named in the table has sole voting power and sole dispositive power with respect to all Common Shares shown as beneficially owned by such person, except as otherwise stated in the footnotes to this table. The amounts set forth in the table include Common Shares that may be acquired within 60 days of March 29, 2022 through the vesting of restricted stock unit awards as follows: Ms. Campos: 2,208; Mr. Chambers: 3,730; Mr. DiGrande: 2,208; Ms. Gottschalk, 2,208; Ms. Jamison: 2,208; Mr. Kingsbury: 2,208; Mr. McCormick: 2,208; Ms. Newton: 2,208; Mr. Ramsden: 13,692; Ms. Reardon: 2,208; Mr. Robins: 9,780; Mr. Schlonsky: 10,046; Ms. Schoppert: 2,208; and Mr. Thorn: 38,251.

(3)
In its Schedule 13G/A filed on February 7, 2022, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, stated that it beneficially owned the number of Common Shares reported in the table as of

December 31, 2021, had sole voting power over 5,119,900 of the shares and sole dispositive power over 5,212,867 of the shares, and had no shared voting power or shared dispositive power over any of the reported shares.
(4)
In its Schedule 13G/A filed on February 9, 2022, The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of Common Shares reported in the table as of December 31, 2021, had sole dispositive power over 3,981,354 of the shares, had shared dispositive power over 56,369 of the shares, had shared voting power over 32,444 of the shares and had no sole voting power over any of the reported shares.

(5)
In its Schedule 13G/A filed on March 10, 2022, FMR LLC and Abigail P. Johnson (a director and Chair and Chief Executive Officer of FMR LLC), 245 Summer Street, Boston, Massachusetts 02210, stated that they beneficially owned the number of Common Shares reported in the table as of February 28, 2022, had sole voting power over 3,211,433 of the shares and sole dispositive power over 3,211,540 of the shares, and had no shared voting power or shared dispositive power over any of the reported shares.

(6)
In its Schedule 13G/A filed on February 8, 2022, Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746, stated that it beneficially owned the number of Common Shares reported in the table as of December 31, 2021, had sole voting power over 1,751,066 of the shares and sole dispositive power over 1,796,953 of the shares, and had no shared voting power or shared dispositive power over any of the reported shares.

(7)
In its Schedule 13G filed on February 11, 2022, LSV Asset Management, 155 North Wacker Drive, Suite 4600, Chicago, IL 60606, stated that it beneficially owned the number of Common Shares reported in the table as of December 31, 2021, had sole voting power over 1,179,220 of the shares and sole dispositive power over 1,738,020 of the shares, and had no shared voting power or shared dispositive power over any of the reported shares.

(8)
In its Schedule 13D filed on March 15, 2022, Mill Road Capital III, L.P., Mill Road Capital III GP LLC and Thomas E. Lynch, 382 Greenwich Avenue, Suite One, Greenwich, CT 06830, stated that it beneficially owned the number of Common Shares reported in the table as of March 15, 2022, had sole voting power over 1,462,851 of the shares and sole dispositive power over 1,462,851 of the shares, and had no shared voting power or shared dispositive power over any of the reported shares.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, describes the compensation program for our named executive officers for fiscal 2021, who are listed below:
Bruce K. Thorn President and Chief Executive Officer	Jonathan E. Ramsden Executive Vice President, Chief Financial and Administrative Officer
Jack A. Pestello Executive Vice President, Chief Merchandising Officer	Michael A. Schlonsky Executive Vice President, Chief Human Resources Officer
Ronald A. Robins, Jr. Executive Vice President, Chief Legal and Governance Officer, General Counsel and Corporate Secretary
EXECUTIVE SUMMARY
Company Performance in Fiscal 2021
The ongoing COVID-19 pandemic continued to present challenges to and disrupt our business during fiscal 2021 and may continue to disrupt our business in the future. Despite the challenges and disruptions presented by COVID-19 during fiscal 2021, including unprecedented global and domestic supply chain issues, out net sales exceeded $6 billion for the second year in a row and the second time in our history. In addition, we returned approximately $460 million to our shareholders through share repurchases and dividends in fiscal 2021. We also continued to implement Operation North Star, our transformative restructuring strategy, which is focused on growing our net sales, reducing our costs and creating long-term shareholder value.
The following charts set forth our (1) net sales, (2) net income, (3) adjusted net income, (4) diluted earnings per common share, (5) adjusted diluted earnings per common share, (6) increase in comparable sales for stores open at least fifteen months plus our e-commerce operations, and (7) return on invested capital for fiscal 2019, fiscal 2020 and fiscal 2021 (reconciliations of adjusted net income and adjusted diluted earnings per common share (each a non-GAAP financial measure) to net income and diluted earnings per share (the most directly comparable GAAP financial measures), respectively, are attached to this Proxy Statement on Appendix A).

The following table sets forth the one-, two- and three-year median annualized total shareholder return of our peer group, the S&P 500, the S&P 500 Retailing Index and the Company.
	Median Annualized TSR
Comparator Group	1 Year (2/1/2021 – 1/31/2022)	2 Year (2/1/2020 – 1/31/2022)	3 Year (2/1/2019 – 1/31/2022)
Peer Group	8.0%	34.1%	14.3%
Big Lots Percent Rank vs. Peer Group	14%	43%	50%
S&P 500	20.2%	16.5%	16.9%
Big Lots Percent Rank vs. S&P 500	2%	76%	45%
S&P 500 Retailing	30.2%	29.7%	23.4%
Big Lots Percent Rank vs. S&P 500 Retailing	0%	49%	21%
Big Lots, Inc.	-23.1%	29.0%	14.4%
Key Executive Compensation Actions in Fiscal 2021
•
Return to More Customary Executive Compensation Program Structure.   Although the COVID-19 pandemic was ongoing and the potential effect of the pandemic on the Company’s business remained somewhat unclear when the Human Capital and Compensation Committee (referred to as the Committee in this CD&A) conducted its annual evaluation of the executive compensation program in March 2021, the Committee determined to return to a more customary mix of base salary merit increases, annual cash incentive awards based entirely on annual Company financial goals, and long-term equity incentive awards consisting of PSUs (weighted 60%) and RSUs (weighted 40%) for our named executive officers in fiscal 2021.
•
Payouts on Annual Cash Incentive Awards.   Each of our named executive officers earned a payout under their respective annual cash incentive award for fiscal 2021 between the target and maximum award amounts levels as a result of the Company’s achievement of adjusted operating profit and total annual sales of $244,868,174 and $6,150,603,000, respectively, for fiscal 2021.

•
Vesting of Long-Term Equity Incentive Awards.   Based on the Company’s adjusted earnings per share — diluted (“EPS”) and adjusted return on invested capital (“ROIC”) over the past three years, the PSUs we granted in fiscal 2019 vested at 144.5% of the target performance level. In addition, based on the Company’s operating profit in fiscal 2021, one-third of the RSUs we granted in fiscal 2021 vested and the remaining two-thirds will vest ratably over the next two years.

Key Executive Compensation Actions in Fiscal 2022
•
The Committee decided to continue the current executive compensation program for the 2022 fiscal year, subject to certain revisions intended to (1) reinforce our strategy to drive total sales through new store growth, merchandising initiatives and e-commerce growth and (2) further align the interests of our executives with the interests of our shareholders. These revisions are described in more detail in the table below:

Compensation Component	Modification
Annual Cash Incentive Awards
Increased the weight of the total annual sales performance measure for the annual cash incentive award for fiscal 2022 from 25% to 35%.
Decreased the weight of the adjusted operating profit performance measure for the annual cash incentive award for fiscal 2022 from 75% to 65%.

Long-Term Equity Incentive Awards	Included relative total shareholder return (weighted 20%) as a performance measure for the PSUs awarded in fiscal 2022 in addition to ROIC (40%) and EPS (40%).
Executive Compensation Program Objectives and Components
Compensation Objectives
Our executive compensation program is designed to:
•
Pay for superior results by rewarding executives for achieving short- and long-term performance goals and creating long-term shareholder value;

•
Align the interests of our executives with the interests of our shareholders through performance- and equity-based compensation; and

•
Attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our peer group.

Compensation Components
The following table summarizes the primary components of our executive compensation program and the primary purposes each component serves in furthering the objectives of our executive compensation program:
Component	Characteristics	Primary Purposes
Base Salary	Annual fixed cash compensation
Attract and retain talented executives through an annual salary that reflects the executive’s performance, experience and scope of responsibilities.
Mitigate pressure to take unnecessary or excessive risks or unduly focus on the price of our Common Shares.

Annual Cash Incentive Awards	Annual variable performance-based cash compensation	Motivate executives to achieve performance objectives that directly relate to our annual operating and strategic goals.
Long-Term Equity Incentive Awards	Long-term variable equity awards granted annually as a combination of performance-based awards and RSUs
Align the interests of our executives with the interests of our shareholders.
Motivate executives to achieve multi-year financial and strategic goals and create long-term shareholder value.
Retain talented executives for the long-term.

Pay-for Performance
Pay-for-performance is the fundamental objective of our executive compensation philosophy. As a result, the Committee believes that a majority of each named executive officer’s total compensation should be at risk or variable based on our performance and/or stock price (i.e., performance-based). The following graphs show the percentage of the total compensation awarded to Mr. Thorn and our other named executive officers for fiscal 2021 that was performance-based as disclosed in the Summary Compensation Table.

2021 COMPENSATION AWARDED
MR. THORN
83%
Performance-Linked
Incentive Compensation
17%
22%
61%
OTHER NEOS
70%
Performance-Linked
Incentive Compensation
30%
17%
53%
Salary and Other Compensation
Performance Share Units Award & Restricted Stock Units Award
Annual Bonus Incentive Award

Executive Compensation and Governance Practices and Policies
The following table sets forth executive compensation and governance practices and policies we have implemented to advance the objectives of our executive compensation program and to align our practices and policies with industry-leading standards.
Practice	Big Lots Policy
Pay-for-Performance Philosophy	✓	A majority of the total target compensation opportunity of each of our named executive officers is at risk or variable based on our performance and/or stock price.
Stock Ownership Requirements	✓	All of our executive officers and outside directors are subject to stock ownership requirements. In 2021, the Board increased the stock ownership requirements applicable to our CEO and executive vice presidents from 5x and 2.5x to 6x and 3x, respectively.
Clawback Policy	✓	All of our executive officers are subject to a compensation clawback policy.
Independent Compensation Consultant	✓	The Committee engages an independent compensation consultant that reviews and advises the Committee on executive compensation. The consultant performs services solely for the Committee.
Independent Board Chair	✓	We maintain separate CEO and Chair of the Board positions.

Practice	Big Lots Policy
Anti-Hedging and Pledging Policy	✓	We do not allow our directors or Leadership Team members to enter into any hedging or pledging transactions relating to our Common Shares.
Excise Tax Gross-Ups	✓	We do not pay excise tax gross-ups under our severance agreements in the event of a change in control.
Dividends on Unearned Awards	✓	We do not pay dividends on unearned performance awards.
“Double-Trigger” Requirements	✓	The 2020 LTIP and our severance agreements only provide certain cash payments and other benefits upon a change in control if the participant is terminated in connection with the change in control.
2021 Say-on-Pay Advisory Vote and Shareholder Engagement
At our 2021 annual meeting of shareholders, our shareholders approved the compensation of our named executive officers with approximately 94.5% of votes cast in favor of our say-on-pay resolution. The Committee considers this vote a positive endorsement of our executive compensation program. Our shareholders’ support of our 2021 say-on-pay resolution and discussions with our shareholders before our 2021 annual meeting contributed to the Committee’s decision to not make significant changes to our current executive compensation program, other than returning to the more customary structure of our executive compensation program that was in place before the onset of the COVID-19 pandemic.
EXECUTIVE COMPENSATION PROCESS
Roles in Executive Compensation Process
The principal roles of the Committee, our outside directors, our CEO and members of management in our executive compensation process are as follows:
Responsible Party	Role
Human Capital and Compensation Committee
Lead the process for establishing our annual executive compensation program and approve or recommend that the Board approve compensation actions.
Consult with management and the Committee’s compensation consultant regarding employee benefit and compensation programs, plans and awards.

All Outside Directors	Conduct comprehensive evaluation of CEO performance. Approve annual executive compensation program and finalize compensation awards for the members of our Leadership Team.
CEO	Provide the Committee and other outside directors with an annual performance evaluation and compensation recommendation for each of the other members of our Leadership Team in the first quarter of each fiscal year based on the CEO’s direct knowledge of their respective performance and contributions.
Management	Make recommendations to the Committee and our CEO regarding the design and administration of our employee benefit and compensation programs, plans and awards in accordance with the Committee’s charter and the terms of our compensation plans.

Responsible Party	Role
Advise the Committee and our CEO regarding the competitiveness of existing and proposed compensation programs and the impact of accounting rules, laws and regulations on existing and proposed compensation programs.
Fiscal 2021 Executive Compensation Process
The Committee maintains an annual calendar for reviewing and approving the compensation elements described above for our named executive officers. The Committee took the following key actions at its March 3, 2021 meeting to establish our executive compensation program for fiscal 2021:
•
Reviewed management’s proposed recommendations for annual cash incentive awards and long-term equity incentive awards;

•
Determined to return to the mix of compensation elements in place for the CEO and Leadership Team before the onset of the COVID-19 pandemic consisting of base salary merit increases, annual cash incentive awards based entirely on annual Company financial goals, and long-term equity incentive awards consisting of PSUs (weighted 60%) and RSUs (weighted 40%);

•
Reviewed and approved performance goals for the 2021 annual cash incentive awards based 75% on adjusted operating profit and 25% on total annual sales;

•
Reviewed and approved performance goals for the 2019 PSUs and 2021 PSUs based 50% on EPS and ROIC and increased the maximum vesting opportunity for the 2021 PSUs from 150% of the target number of PSUs (which applied to PSUs awarded in 2019 and prior years) to 200% of the target number of PSUs; and

•
Reviewed and approved base salary, target annual cash incentive levels, and long-term equity incentive award levels for fiscal 2021 for the CEO and Leadership Team (including the named executive officers).

Performance Evaluation Process
The Committee and our outside directors generally consider the following objective and subjective factors when evaluating the performance of the members of our Leadership Team:
• long-term strategic goals	• short-term business goals	• profit and revenue goals
• expense goals	• operating margin improvement	• earnings per share growth
• capital efficiency metrics	• fostering teamwork and other corporate values	• optimization of organizational effectiveness and productivity
• leadership and the development of talent	• the performance of our competitors	• comparable store and ecommerce sales growth of the Company compared to the industry
• specific business challenges and general economic and market conditions
The Committee and the other outside directors do not assign any of these performance factors a specific weight and may consider different factors for each executive.
Independent Compensation Consultant
The Committee has the authority, in its sole discretion, to retain compensation consultants. In establishing executive compensation for fiscal 2021, the Committee retained Meridian as its compensation consultant based on its independence, expertise and past service to the Committee. Meridian provided research, data analyses, survey information and design expertise in developing compensation programs for executives and incentive programs for eligible employees. Meridian kept the Committee apprised of regulatory developments and market trends related to executive compensation practices. Meridian does not determine or recommend the exact amount or form of executive compensation for any of the named executive officers. Representatives of Meridian attended meetings of the Committee.
Peer Compensation Data
During the course of establishing our fiscal 2021 executive compensation program, the Committee reviewed compensation data for a group of retailers similar to us with whom we believe we compete for talent (the “Retailer Peer Group”). In selecting the Retailer Peer Group, the Committee considered revenue, gross profit margin, geographic location, market capitalization and number of stores. The companies included in the Retailer Peer Group for fiscal 2021 compensation decisions were:
• Abercrombie & Fitch	• Designer Brands	• Ollie’s Bargain Outlet
• Advance Auto Parts	• Dick’s Sporting Goods	• RH
• American Eagle Outfitters	• Foot Locker	• Tractor Supply
• Bed Bath & Beyond	• L Brands	• Urban Outfitters
• Burlington Stores	• Michaels	• Williams — Sonoma
As a secondary reference, the Committee also reviewed executive compensation data regarding a broader group of retail companies included in a compensation survey provided by Equilar. We believe it is important to consult both sets of information because the compensation survey for the broader group includes compensation information on more executives and provides a more extensive basis on which to compare the compensation of the Leadership Team members, particularly those Leadership Team members whose responsibilities, experience and other characteristics are not directly comparable to the executives included in the publicly-available reports of the Retailer Peer Group.
The Committee and our human resources department reviewed each Leadership Team member’s responsibilities and compared, where possible, the total direct compensation (which includes salary, annual incentive award at target and equity awards) levels for our Leadership Team members to the total direct compensation of similarly situated executives within the peer groups.
As discussed in this CD&A, we determine compensation subjectively based on numerous factors. We do not benchmark or target our compensation at any particular level in relation to the compensation of the peer groups. Rather, the peer group data provides a point of reference and market check.
COMPONENTS OF OUR 2021 EXECUTIVE COMPENSATION PROGRAM
Base Salary
The Committee annually reviews and establishes the base salary for each named executive officer. The Committee determines adjustments to the base salaries of our named executive officers based on each executive’s performance, experience, scope of responsibilities and base salary in comparison to our other employees and similarly positioned executives in our Retailer Peer Group and the anticipated future contributions of the executive. For fiscal 2021, the Committee approved the following salaries for the named executive officers.
Name	Fiscal 2021 Salary ($)
Mr. Thorn	$1,200,000
Mr. Ramsden	$714,000
Mr. Pestello	$652,800
Mr. Schlonsky	$523,872
Mr. Robins	$510,000

Annual Cash Incentive Awards
Each of our named executive officers participates in our annual cash incentive award program. Historically, the amount of the annual cash incentive award earned by each named executive officer has been based entirely on our annual corporate performance. In fiscal 2020, as a result of the lack of business visibility resulting from the COVID-19 pandemic and our related inability to establish realistic performance goals until the second half of fiscal 2020, the Committee bifurcated the annual cash incentive award into a discretionary award based on effective management and leadership through the pandemic and an objective corporate performance-based award similar to the annual cash incentive awards we granted to our executives in previous fiscal years. In fiscal 2021, the Committee, with the input of the other outside directors, reverted to our historic practice and based the annual cash incentive award earned by each named executive officer entirely on our annual corporate performance.
On an annual basis with respect to our annual cash incentive award program, the Committee (1) selects one or more performance measures, (2) establishes threshold, target and maximum performance goals for each performance measure and (3) establishes for each named executive officer a percentage of base salary that is earned at the threshold, target and maximum performance levels (with linear interpolation between the specified payout percentages). No annual cash incentive award is earned for a performance measure if we do not meet the applicable threshold performance goal. See the “Bonus and Equity Plans” discussion following the Summary Compensation Table for more information regarding our annual cash incentive awards.
In March 2021, the Committee selected adjusted operating profit (weighted 75%) and total annual sales (weighted 25%) as the performance measures for the annual cash incentive award for fiscal 2021. The Committee selected adjusted operating profit as the primary performance measure because they believe it represents a key indicator of the strength of our operating results and financial condition and incentivizes the participants in our annual cash incentive award program to achieve strong earnings growth. The Committee selected total annual sales as the other performance measure because the Committee believes it captures the full impact of our growth initiatives, including new store growth, merchandising initiatives and e-commerce growth.
The Committee established the performance goals for the adjusted operating profit and total annual sales performance measures in March 2021 based on management’s projected results for fiscal 2021 which considered, among other things, the impacts of (1) stimulus payments on fiscal 2020 sales, (2) anticipated capital expenditures and initiatives on fiscal 2021 sales, (3) anticipated increases in merchandise purchases for the fiscal 2021 Holiday season and (4) the distribution center sale and leaseback transactions, as well as the continued additional unknown impacts of the COVID-19 pandemic. The Committee set the target adjusted operating profit performance goal for fiscal 2021 at a level that would represent a decline in our adjusted operating profit in fiscal 2021 of 36.7% compared to fiscal 2020, and an increase in our adjusted operating profit in fiscal 2021 of 25.5% compared to fiscal 2019. The Committee set the target annual sales performance goal for fiscal 2021 at a level that would represent a decline in our total annual sales in fiscal 2021 of 4.4% compared to fiscal 2020, and an increase in our total annual sales in fiscal 2021 of 11.3% compared to fiscal 2019.
The following table sets forth for fiscal 2021 the adjusted operating income performance goal established for each performance level and the payout percentage (as a percentage of base salary) established for each named executive officer for each performance level:
	Payout Percentage (% of salary)
Fiscal 2021 Performance Levels	Performance Goal ($)	Thorn	Ramsden	Pestello	Schlonsky	Robins
Below Threshold	0-221,000,000	0	0	0	0	0
Threshold	221,000,000	56.25%	28.125%	22.5%	22.5%	22.5%
Target	260,000,000	112.5%	56.25%	45%	45%	45%
Maximum	299,000,000	225%	112.5%	90%	90%	90%

The following table sets forth for fiscal 2021 the total annual sales performance goal established for each performance level and the payout percentage (as a percentage of base salary) established for each named executive officer for each performance level:
	Payout Percentage (% of salary)
Fiscal 2021 Performance Levels	Performance Goal ($)	Thorn	Ramsden	Pestello	Schlonsky	Robins
Below Threshold	0-5,650,000,000	0	0	0	0	0
Threshold	5,650,000,000	9.375%	4.6875%	3.75%	3.75%	3.75%
Target	5,925,000,000	37.5%	18.75%	15%	15%	15%
Maximum	6,050,000,000	75%	37.5%	30%	30%	30%
To calculate the amount of the annual cash incentive award earned for fiscal 2021, if any, we first calculate the applicable financial measure for purposes of our financial statements. We then adjust the measure to eliminate the effect of selective events, transactions or accrual items. The Committee approves such adjustments at the same time it establishes the corporate performance goals and annual incentive award payout percentages applicable to the award. These adjustments may increase or decrease the corporate performance amount achieved. Consistent with prior years, the Committee exercised negative discretion to reduce the corporate performance amounts achieved with respect to the annual cash incentive awards to exclude certain accrual items, which would have otherwise increased such amount. The Committee decided to exclude these accrual items principally because they were either anticipated as part of the corporate operating plan for fiscal 2021 upon which the financial measure and performance goals were established or because of their potential outsized effect on the financial measure, and not because of any corporate or individual performance factors. Notwithstanding the exercise of such negative discretion, each of our named executive officers earned a payout under the annual cash incentive award for fiscal 2021 between the target and maximum award amounts as a result of the Company’s achievement of adjusted operating profit and total annual sales of $244,868,174 and $6,150,603,000, respectively, for fiscal 2021.
The following table sets forth the payout percentage achieved and the annual cash incentive award earned by each named executive officer for fiscal 2021:
Name	Payout Percentage (% of salary)	Annual Cash Incentive Award ($)
Mr. Thorn	166%	$1,988,100
Mr. Ramsden	83%	$591,460
Mr. Pestello	66%	$432,611
Mr. Schlonsky	66%	$347,170
Mr. Robins	66%	$337,977
Long-Term Equity Incentive Compensation
In connection with its equity award process for fiscal 2021, the Committee decided to revert to our historic equity grant practices and granted PSUs and RSUs to each of our named executive officers in March 2021. In fiscal 2020, the Committee granted performance restricted stock unit awards (“PRSUs”) and RSUs to our named executive officers due to the lack of business visibility resulting from the COVID-19 pandemic, and our related inability to establish realistic performance goals until the second half of fiscal 2020. Each named executive officer received 60% of their equity awards in fiscal 2021 in the form of PSUs and 40% in the form of RSUs. The Committee determined the value of the equity awards granted to our named executive officers, and the allocation of the equity awards between PSUs and RSUs, based on:
•
management’s estimate of the number of Common Shares underlying the equity awards to be granted during fiscal 2021;

•
comparative compensation data;

•
individual performance;

•
the executive’s level of responsibility;

•
the potential impact that the executive could have on our operations and financial condition;

•
the market price of our Common Shares; and

•
the recommendations for the value of the equity awards granted to the other named executive officers.

The Committee did not utilize a particular formula in making these determinations, although individual performance and the executive’s role and responsibility were the most significant factors in determining the value of the equity awards granted to our named executive officers in fiscal 2021. See “Performance Evaluation Process” above for more information regarding how we evaluate performance.
PSUs and RSUs are settled in our Common Shares. Any PSUs or RSUs that do not vest will be forfeited. The PSUs and RSUs do not have voting rights. PSUs and RSUs include a dividend-equivalent right, which represents the right to receive the equivalent of any cash dividends payable with respect to our Common Shares underlying the awards. Any cash dividends will accrue without interest and will vest and be paid only at the time the corresponding PSUs or RSUs vest. Any accrued cash dividends relating to PSUs or RSUs that do not vest will be forfeited.
PSU Award Process for Fiscal 2021 and Fiscal 2019
In fiscal 2021 and fiscal 2019, the Committee awarded a target number of PSUs to our named executive officers subject to (1) the attainment of performance goals applicable to specified performance measures during a three-year performance cycle consisting of three annual service periods and (2) the named executive officer’s continued employment through the end of the performance cycle. To calculate the attainment of the performance goals, we first calculate the applicable performance measures derived from our financial statements and then adjust the performance measures to eliminate the effect of selected events, transactions or accrual items described in the 2017 LTIP and the 2020 LTIP and approved by the Committee when it establishes the performance goals. These adjustments may increase or decrease the amount achieved for the performance measure.
The Committee establishes the performance measures for each performance cycle at the beginning of each performance cycle (EPS and ROIC in the case of both the Fiscal 2021 PSU awards and the Fiscal 2019 PSU awards) and has historically established the performance goals for each service period at the beginning of the service period. However, the Committee did not establish the performance goals applicable to the second service period of the Fiscal 2019 PSU award performance cycle until August 2020 due to the lack of business visibility resulting from the COVID-19 pandemic and our related inability to establish realistic performance goals until the second half of fiscal 2020. In fiscal 2021, the Committee reverted to its historic practice and established the performance goals applicable to the first service period of the Fiscal 2021 PSU award performance cycle and the last service period of the Fiscal 2019 PSU award performance cycle at the beginning of the service period. The following table sets forth the performance goals established by the Committee for each performance measure for fiscal 2021 and the actual amount of each performance measure in fiscal 2021:
Performance Measure	Weighting	Target	Actual
EPS	50%	$5.59	$5.24
ROIC	50%	15.5%	15.2%
Fiscal 2021 PSU Awards
For the fiscal 2021 PSU awards, a percentage of the target number of PSUs (i.e., the vesting factor) vests based on our average attainment of the performance goals applicable to the performance measures during the three-year performance cycle (with linear interpolation between the performance levels) as described in the following chart:
Performance Level	3-Year Average Performance Attainment	Vesting Factor
Threshold	80%	50%
Target	100%	100%
Maximum	120%	200%

The following table sets forth the target number and grant value of the PSUs awarded to the named executive officers in fiscal 2021 and the performance attained for each performance measure during each completed service period in the fiscal 2021 PSU award performance cycle:
Name	Target Number of PSUs	Grant Value of PSUs
Mr. Thorn	46,617	$3,300,317
Mr. Ramsden	13,350	$945,047
Mr. Pestello	12,206	$864,063
Mr. Schlonsky	9,795	$693,388
Mr. Robins	9,536	$675,053
Fiscal 2021 PSU Award Performance Cycle Attainment
(2021 – 2023)
		Fiscal 2021	Fiscal 2022	Fiscal 2023
EPS	Actual Results	$5.24	TBD	TBD
	Target Performance Goal	$5.59	TBD	TBD
	Performance%	93.7%	TBD	TBD
ROIC	Actual Results	15.2%	TBD	TBD
	Target Performance Goal	15.5%	TBD	TBD
	Performance%	97.9%	TBD	TBD
Fiscal 2019 PSU Awards
For the fiscal 2019 PSU awards, a percentage of the target number of PSUs (i.e., the vesting factor) vests based on our average attainment of the performance goals applicable to the performance measures during the three-year performance cycle (with linear interpolation between the performance levels) as described in the following chart:
Performance Level	3-Year Average Performance Attainment	Vesting Factor
Threshold	80%	50%
Target	100%	100%
Maximum	120%	150%
The following table sets forth the target number and grant value of the PSUs awarded to the named executive officers in fiscal 2019 (Mr. Pestello was not employed by the Company during fiscal 2019), the number and value (calculated based on the closing price of our Common Shares on the last trading day of fiscal 2021) of the PSUs actually earned by the named executive officer under such awards, the vesting factor applicable to such awards and the performance attained for each performance measure during each service period in the fiscal 2019 PSU award performance cycle:
Name	Target Number of PSUs	Grant Value of PSUs	Number of PSUs Earned	Value of PSUs Earned	Vesting Factor
Mr. Thorn	72,528	$2,640,019	104,802	$4,228,761	144.5%
Mr. Ramsden	20,770	$756,028	30,012	$1,210,984	144.5%
Mr. Schlonsky	19,049	$693,384	27,525	$1,110,634	144.5%
Mr. Robins	17,573	$639,657	25,392	$1,024,567	144.5%

Fiscal 2019 PSU Award Performance Cycle Attainment
(2019 – 2021)
		Fiscal 2019	Fiscal 2020	Fiscal 2021
EPS	Actual Results	$3.69	$7.64	$5.24
	Target Performance Goal	$3.72	$4.06	$5.59
	Performance %	99.2%	188.2%	93.7%
EPS 3-year average performance: 127.0% (75.0% vesting factor)
ROIC	Actual Results	13.9%	23.6%	15.2%
	Target Performance Goal	14.7%	15.3%	15.5%
	Performance %	94.8%	154.3%	97.9%
ROIC 3-year average performance: 115.6% (69.5% vesting factor)
Fiscal 2021 RSU Awards
The RSUs awarded to our named executive officers vest ratably over three years from the grant date of the award and are subject to (1) the participant remaining employed by us through each annual vesting date and (2) an operating profit performance component that requires us to earn at least one dollar in operating profit for the fiscal year in which the grant date occurs or in either of the two fiscal years immediately thereafter. As a result of our performance in fiscal 2021, the performance requirement for the fiscal 2021 RSU awards was met. Accordingly, one-third of the RSU awards for fiscal 2021 vested on the first anniversary of the grant date.
The following table sets forth the number and grant value of the RSUs awarded to the named executive officers in fiscal 2021.
Name	Number of RSUs	Grant Value of RSUs
Mr. Thorn	31,077	$2,199,941
Mr. Ramsden	8,899	$629,960
Mr. Pestello	8,136	$575,947
Mr. Schlonsky	6,529	$462,188
Mr. Robins	6,356	$449,941
Personal Benefits and Perquisites
We provide our named executive officers with certain benefits that are available to nearly all salaried employees, including paid group term life insurance equal to one and a half times base salary, matching contributions to our Savings Plan, and medical and dental insurance. We generally provide the following limited personal benefits and perquisites to employees at or above the vice president level: (1) coverage under the Big Lots Executive Benefit Plan (“Executive Benefit Plan”); (2) enhanced long-term disability insurance coverage; and (3) payment of an automobile allowance. We believe these personal benefits and perquisites, although immaterial to us in amount, are an important element of total compensation because of the value our executives place on these benefits.
Our Executive Benefit Plan reimburses executives for health-related costs incurred but not covered under our Big Lots Associate Benefit Plan, up to an annual maximum reimbursement of $40,000 per family. Amounts received by named executive officers under the Executive Benefit Plan are treated as taxable income, and we reimburse each executive the approximate amount of his or her income tax liability relating to the benefits received under the Executive Benefit Plan.
We offer short-term disability coverage to all full-time employees and long-term disability coverage to all salaried employees. The benefits provided under the long-term disability plan are greater for our named executive officers than for employees below the vice president level. Under the enhanced long-term disability coverage, a named executive officer may receive 67% of his or her monthly salary, up to $25,000 per month, until the executive is no longer disabled or turns 65, whichever occurs earlier. We pay the premiums for this long-term disability coverage and also reimburse our named executive officers for any income taxes resulting from our payment of such premiums.
In June 2020, in light of concerns regarding commercial travel during the COVID-19 pandemic and the fact that Mr. Thorn maintained a residence in Arizona, where members of his immediate family continued to reside, the Board resolved to strongly encourage Mr. Thorn to use the Company’s business relationship with NetJets during the pandemic and agreed to cover up to three round-trip domestic trips on NetJets during such period. The total incremental cost of Mr. Thorn’s personal use of NetJets in fiscal 2021 was $25,325.
Post-Termination and Change in Control Arrangements
The senior executive severance agreements described below in “Agreements with Named Executive Officers” provide our named executive officers with potential severance and change in control payments and benefits. Our equity compensation plans and related award agreements also provide for the accelerated vesting of outstanding equity awards, including PSUs and RSUs, in connection with certain termination events. The change in control provisions of the severance agreements provide the named executive officer certain cash payments and other benefits upon a change in control only if the executive is terminated in connection with the change in control (including a constructive termination). The Committee believes that this “double trigger” structure incentivizes our executive officers to remain objective in connection with, and not be distracted by the personal uncertainties and risks created by, an actual or proposed change in control.
While the Committee considers the potential payments upon termination or change in control annually when it establishes compensation for the applicable year, this information is not a primary consideration in setting salary, bonus payout percentages or equity compensation amounts.
See “Potential Payments Upon Termination or Change in Control” below for a discussion of the compensation that may be paid to our named executive officers in connection with a change in control or the termination of employment.
AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
Senior Executive Severance Agreements
We have entered into a senior executive severance agreement with each of Messrs. Thorn, Ramsden, Pestello, Schlonsky, and Robins and several other key officers who are not parties to an employment agreement. The senior executive severance agreements expire on the first anniversary of the date of execution and automatically renew for an additional year unless we provide the executive at least 30 days’ notice of non-renewal. The senior executive severance agreements provide for the following severance benefits if, within 24 months after a change in control, the executive is terminated by us (other than for cause) or as a result of a constructive termination: (1) a lump-sum payment equal to 200% of the executive’s then current annual salary and target annual incentive award; (2) a lump-sum payment equal to executive’s target bonus prorated for the number of days the executive worked during the applicable performance period prior to the executive’s termination; and (3) for a period of two years, the executive is entitled to participate in any group life, hospitalization or disability insurance plan, health program or other executive benefit plan generally available to similarly titled executive officers. The executives are also entitled to reimbursement of legal fees and expenses they incur in seeking to enforce their rights under the agreement.
The senior executive severance agreements do not provide a gross-up payment to any participants to offset any excise tax.
Severance Plan
The Board adopted the Severance Plan, which covers each of our named executive officers and several of our other key executives, to provide more uniform severance payments and benefits to our executives, avoid the use of individual severance agreements and ensure that restrictive covenants apply to our key executives. The payments and benefits to which our named executive officers would be entitled to under the Severance Plan (collectively, the “Severance Benefits”) if they are terminated without Cause (as defined in the Severance Plan) or as a result of a Constructive Termination (as defined in the Severance Plan) are described below in the “Potential Payments Upon Termination or Change in Control — Involuntary Termination Without Cause.”
The Severance Plan also imposes confidentiality, non-competition, non-solicitation, non-disparagement and post-termination cooperation obligations on participants. The non-competition and non-solicitation obligations apply during the period of employment and continue until the end of the restriction period set forth in the Severance Plan.
The Severance Plan does not provide a gross-up payment to any participants to offset any excise tax.
Retirement Plans
We maintain a tax-qualified defined contribution plan (“Savings Plan”). We believe that the Savings Plan is generally commensurate with the retirement plans provided by companies in our peer groups and that providing this plan enhances our ability to attract and retain qualified executives. In December 2020, the Board approved the termination of our non-qualified supplemental defined contribution plan (“Supplemental Savings Plan”). The balances under the Supplemental Savings Plan were distributed to participants in December 2021 and January 2022. See the “Nonqualified Deferred Compensation — Supplemental Savings Plan” section of this Proxy Statement for a discussion of our retirement plans.
OTHER EXECUTIVE COMPENSATION POLICIES AND PRACTICES
Minimum Share Ownership Requirements and Hedging and Pledging Prohibition
The Board has adopted minimum share ownership requirements for all outside directors and Leadership Team members. These requirements are designed to align the long-term interests of our outside directors and executives with those of our shareholders. Under the requirements, the outside directors and Leadership Team members must own Common Shares having an aggregate value equal to at least the following multiple of his or her Board retainer or salary (as is in effect at the time compliance with the requirements is evaluated), as applicable:
Title	Multiple of Retainer or Salary
Outside Director	5x
Chief Executive Officer	6x
Executive Vice President	3x
Senior Vice President	2x
Shares counted toward these requirements include Common Shares held directly or through a broker, Common Shares held under the Savings Plan, unvested restricted stock, unvested RSUs, and deferred stock units. Each member of senior management that is required to meet the minimum share ownership requirements is required to hold 50% of any net (after-tax) shares received until his or her minimum share ownership requirements are met or whenever his or her minimum share ownership requirements are not met. Outside directors and executives must meet the requirements on the first annual testing date for outside directors or executives following the fifth anniversary of their election, hire or promotion, as applicable. Each outside director and executive is in compliance with our minimum share ownership requirements.
In addition to the minimum share ownership requirements, we do not allow our outside directors or Leadership Team members to enter into any hedging, pledging or monetization transactions involving our Common Shares.
Anti-Hedging Policy
Our insider trading policies prohibit our Leadership Team and members of the Board from engaging in hedging and monetization transactions relating to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Our insider trading policies also prohibit our Leadership Team and members of the Board from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
The Committee has adopted an incentive compensation recoupment policy, commonly referred to as a clawback policy, which applies to all cash and equity incentive-based compensation paid or awarded to an associate (including our named executive officers) on or after March 2017. Under the policy, if we determine that we must prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we will seek to recover, at the discretion of the Committee after it has reviewed the facts and circumstances that led to the requirement for the restatement, the amount of erroneously awarded cash and equity incentive-based compensation received by the associate during the three-year period immediately preceding the date on which we are required to prepare the restatement.
Equity Grant Timing
Pursuant to the terms of the 2017 LTIP and the 2020 LTIP, the grant date of equity awards must be the later of the date the terms of the award are established by corporate action or the date specified in the award agreement. In fiscal 2021, the outside directors, after consultation with the Committee, specified that the grant date of the annual equity awards was March 22, 2021. The Board set the grant date on such future date to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Compensation Committee or any employee manipulated the terms or timing of the equity awards. For equity awards made throughout the fiscal year, which generally are made as a result of a hiring or promotion, the grant date is the 15th day of the month following the month of the hire or promotion date. We have no policy of timing the grant date of equity awards with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of any equity awards.
Tax and Accounting Considerations
The Committee reviews and considers the impact that tax laws and accounting regulations may have on the executive compensation awards, including the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”). In doing so, the Committee relies on guidance from members of our finance and legal departments, as well as outside accountants and attorneys.
Section 162(m) generally does not allow a tax deduction to publicly-held companies for compensation over $1 million paid in any fiscal year to certain current and former executive officers of the Company. However, prior to December 2017, when the Tax Cuts and Jobs Act (“Tax Act”) was enacted into law,Section 162(m) exempted qualified performance-based compensation from this $1 million limit if certain requirements were met. Historically, the Committee had structured the annual cash incentives and performance-based compensation awarded to covered employees in a manner intended to meet the exception from Section 162(m)’s deduction limits.
The Tax Act eliminated the qualified performance-based exception to the $1 million deduction limit and subjects all compensation paid to the chief executive officer, the chief financial officer and the next three highest paid officers whose compensation is required to be reported in the Summary Compensation Table of the proxy statement for 2018 and beyond (each, a “Covered Employee”). Once an individual becomes a Covered Employee, that individual will remain a Covered Employee for all subsequent years. The Tax Act includes a grandfathering provision for compensation paid pursuant to a written binding contract in effect on or before November 2, 2017 that has not been modified in any material way since that date. Based on current guidance, we believe our equity awards granted on and prior to November 2, 2017 comply with the grandfathering provision and will remain deductible. However, equity awards granted after November 2, 2017 will likely be subject to the limitations on deductibility under Section 162(m).
Prior to 2019, we granted short-term annual cash incentive awards to our named executive officers under the 2006 Bonus Plan. Beginning with the 2019 fiscal year, we granted short-term annual cash incentive awards to our named executive officers under the 2019 Bonus Plan. Historically, we intended annual cash incentive awards issued to covered employees under the 2006 Bonus Plan to qualify for the performance-based compensation deduction allowed by Section 162(m). Although we still intend to grant performance-based annual compensation opportunities, amounts paid pursuant to the 2019 Bonus Plan are subject to the limitations on deductibility under Section 162(m).
COMPENSATION COMMITTEE REPORT
The Human Capital and Compensation Committee reviewed and discussed the above CD&A with management and, based on such review and discussion, the Human Capital and Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for fiscal 2021 (“Form 10-K”).
Members of the Human Capital and Compensation Committee
Nancy A. Reardon (Chair)	Marla C. Gottschalk
Cynthia T. Jamison	Christopher J. McCormick
Thomas A. Kingsbury

Summary Compensation Table for Fiscal 2021
Name and Principal Position(1) (a)	Year (b)	Salary ($)(2) (c)	Bonus ($) (d)	Stock Awards ($)(3) (e)	Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5)(6) (i)	Total ($) (j)
Bruce K. Thorn, President and Chief Executive Officer	2021	1,182,692	—	5,499,958	1,988,100	—	371,437	9,042,187
	2020	1,072,500	—	3,667,424	2,750,000	—	235,716	7,725,640
	2019	1,100,000	—	4,399,996	976,113	—	71,721	6,547,830
Jonathan E. Ramsden, Executive Vice President, Chief Financial and Administrative Officer(7)	2021	711,577	—	1,575,007	591,460	—	146,063	3,024,107
	2020	682,500	—	1,312,775	840,000	—	87,007	2,922,282
	2019	336,539	—	937,506	177,519	—	28,997	1,480,561
Jack A. Pestello, Executive Vice President, Chief Merchandising Officer(8)	2021	650,585	—	1,440,010	432,611	—	60,199	2,583,405
	2020	320,000	—	1,129,979	396,659	—	43,485	1,890,123
Michael A. Schlonsky, Executive Vice President, Chief Human Resources Officer	2021	522,094	—	1,155,576	347,170	—	219,477	2,244,317
	2020	500,760	—	963,184	616,320	—	133,396	2,213,660
	2019	513,600	—	1,155,591	218,763	—	139,672	2,027,626
Ronald A. Robins, Jr., Executive Vice President, Chief Legal and Governance Officer, General Counsel and Corporate Secretary	2021	508,269	—	1,124,994	337,977	—	190,406	2,161,646
	2020	487,500	—	937,684	600,000	—	115,152	2,140,336
	2019	481,358	—	1,066,047	212,970	—	96,540	1,856,915

(1)
We are a party to a senior executive severance agreement with Mr. Thorn, Mr. Ramsden, Mr. Pestello, Mr. Schlonsky, and Mr. Robins, the material terms of which are described in the “Agreements with Named Executive Officers — Senior Executive Severance Agreements” section of the CD&A. We are a party to an executive severance plan with each of our named executive officers, the material terms of which are described in the “Agreements with Named Executive Officers — Severance Plan” section of the CD&A.

(2)
The amounts in this column reflect the salary earned by each named executive officer for fiscal 2021, fiscal 2020 and fiscal 2019.

(3)
The amounts in this column reflect the sum of (i) the grant date fair value of the RSUs, as determined in accordance with ASC 718, awarded to the named executive officers in fiscal 2021 and Mr. Pestello in fiscal 2020 under the 2020 LTIP and to the other named executive officers in fiscal 2020 and fiscal 2019 under the 2017 LTIP and (ii) the estimated fair value of the PSUs awarded to the named executive officers in fiscal 2021 under the 2020 LTIP and fiscal 2019 under the 2017 LTIP and the PRSUs awarded to the named executive officers in fiscal 2020 under the 2017 LTIP. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited consolidated financial statements for the fiscal year ended January 29, 2022, included in the Form 10-K.

(4)
The amounts in this column reflect annual incentive awards earned by each named executive officer under the 2019 Bonus Plan for performance during fiscal 2021, fiscal 2020 and fiscal 2019.

(5)
For fiscal 2021, the amounts in this column include the following compensation for the named executive officers, as more fully described in the table included with this footnote:

i.
The reimbursement of taxes related to our payment of healthcare costs, including costs covered by the Executive Benefit Plan, long-term disability insurance premiums, and relocation expenses;

ii.
Matching contributions made by Big Lots pursuant to the Savings Plan, which is described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below;

iii.
Healthcare costs paid by Big Lots pursuant to the Executive Benefit Plan, which is described in the “Components of our Executive Compensation Program — Personal Benefits and Perquisites” section of the CD&A;

iv.
Premiums paid by Big Lots for life insurance, which is generally available to all full-time employees;

v.
Premiums paid by Big Lots for long-term disability insurance, which is described in the “Components of our Executive Compensation Program — Personal Benefits and Perquisites” section of the CD&A;

vi.
The cost to Big Lots associated with the executive’s receipt of a cash allowance in lieu of an automobile;

vii.
Matching charitable contributions made by Big Lots;

viii.
Dividends paid on vested RSU, PRSU and PSU awards;

ix.
The aggregate incremental cost to Big Lots associated with non-business use of non-commercial aircraft by Mr. Thorn; and

x.
Payments made to Mr. Pestello to reimburse him for expenses he incurred in connection with his relocation to Columbus, Ohio.

Name	Mr. Thorn	Mr. Ramsden	Mr. Pestello	Mr. Schlonsky	Mr. Robins
Reimbursement of Taxes ($)	5,952	10,703	7,757	12,737	8,043
Big Lots Contributions to Defined Contribution Plans ($)	11,600	11,600	11,600	11,600	11,600
Big Lots Paid Health Care under Executive Benefits Plans ($)	5,178	10,520	5,324	13,356	7,698
Big Lots Paid Life Insurance Premiums ($)	891	638	585	472	460
Big Lots Paid Long-Term Disability Insurance Premiums ($)	1,994	1,994	1,994	1,994	1,994
Use of Automobile or Automobile Allowance ($)	13,200	13,200	13,200	13,200	13,200
Matching Charitable Contributions ($)	—	15,000	2,500	15,000	15,000
Dividend Payments ($)	307,297	82,408	8,939	151,118	132,411
Personal Use of Company Aircraft ($)	25,325	—	—	—	—
Relocation Expenses ($)	—	—	8,300	—	—
Total	371,437	146,063	60,199	219,477	190,406

(6)
We purchase tickets to entertainment and sporting venues for the primary purpose of allowing employees to use such tickets in furtherance of our business. Because we incur no incremental cost if a named executive officer uses such tickets for purposes other than our business, such tickets are not included in the amounts in this column.

(7)
Mr. Ramsden joined Big Lots as our Executive Vice President, Chief Financial and Administrative Officer on August 5, 2019 and did not serve in any other capacity with Big Lots prior to such date.

(8)
Mr. Pestello joined Big Lots as our Executive Vice President, Chief Merchandising Officer on July 27, 2020 and did not serve in any other capacity with Big Lots prior to such date.

Bonus and Equity Plans
The amounts reported in the Summary Compensation Table above include awards granted to the named executive officers under the 2019 Bonus Plan, the 2017 LTIP and the 2020 LTIP. Below is a description of the material terms of each plan and the awards made under those plans to our named executive officers, as reflected in the following Grants of Plan-Based Awards in Fiscal 2021 table.
Big Lots 2019 Bonus Plan
The 2019 Bonus Plan provides for cash compensation paid annually when we meet or exceed pre-established minimum corporate performance amounts under one or more financial measures approved by the Human Capital and Compensation Committee and other non-employee directors at the start of the fiscal year. Whether we achieve the minimum corporate performance amounts is substantially uncertain at the time the corporate performance amounts and financial measures are established. No right to a minimum annual incentive award exists under the 2019 Bonus Plan, and the Human Capital and Compensation Committee has the discretion to cancel or decrease an annual incentive award calculated under the 2019 Bonus Plan. Payments made with respect to a fiscal year were made in the first quarter of the following fiscal year. The annual incentive awards that may be earned under the 2019 Bonus Plan range from the threshold to the maximum annual incentive award payout percentages, and include all amounts in between. The threshold annual incentive award payout percentage is pre-established annually by the Human Capital and Compensation Committee and the other non-employee directors. The Human Capital and Compensation Committee and the other non-employee directors retain the right to adjust the payout percentages and, in the past, have generally done so as deemed necessary to realign an executive’s annual incentive award opportunity with our compensation philosophy. See the “Components of our Executive Compensation Program — Annual Cash Incentive Awards” section of the CD&A for more information regarding the 2019 Bonus Plan and the awards made under that plan for fiscal 2021.
Big Lots 2017 Long-Term Incentive Plan
From May 25, 2017 through June 10, 2020, all equity awards granted to our employees and non-employee directors were granted under the 2017 LTIP. The 2017 LTIP authorized the grant of (1) NQSOs, (2) ISOs, (3) SARs, (4) restricted stock, (5) RSUs, (6) deferred stock units, (7) performance shares, (8) PSUs, (9) performance units, (10) cash-based awards, and (11) other stock-based awards. All of our and our affiliates’ employees, outside directors and consultants were eligible to receive Awards under the 2017 LTIP.
The RSUs awarded to our named executive officers in fiscal 2020 and fiscal 2019 pursuant to the 2017 LTIP covered a fixed number of RSUs. The RSUs will vest, if at all, ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date (except in the case of death, disability, retirement, involuntary termination or constructive termination). These RSUs are also subject to an operating profit performance component that requires us to earn at least one dollar in operating profit for the fiscal year in which the grant date occurs or in either of the two fiscal years immediately thereafter. The performance requirement for the fiscal 2020 RSU awards and the fiscal 2019 RSU awards was met as a result of our performance in fiscal 2020 and fiscal 2019, respectively.
The PRSUs awarded to our named executive officers in fiscal 2020 pursuant to the 2017 LTIP covered a fixed number of PRSUs. The PRSUs vested 33-1/3% upon the closing price of our Common Shares equaling or exceeding the following thresholds for 20 consecutive trading days on or before the third anniversary of the grant date: (1) $17.00; (2) $21.00; and (3) $25.00. The closing price of our Common Shares subsequently exceeded each of the thresholds in fiscal 2021 and, as a result, all of the PRSUs vested in April 2021 on the first anniversary of the grant date although the underlying Common Shares may not be sold until the third anniversary of the grant date.
The PSUs awarded to our named executive officers in fiscal 2019 pursuant to the 2017 LTIP covered a target number of PSUs. The PSUs will vest, if at all, after the completion of a three-year performance period, based: (1) 50% on our average EPS performance, excluding selected plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding selected plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement). The actual number of PSUs that will vest will increase to 150% of the target number if we achieve the maximum performance levels for both of the EPS and ROIC performance goals, and decrease to zero if we fail to meet the minimum performance levels for both of the performance goals. If we achieve the minimum performance levels for both of the EPS and ROIC performance goals, 50% of the target number of PSUs will vest. The percentage of the target number of PSUs that will vest for performance between the threshold and maximum performance levels will increase proportionately from 50% to 150% based on our actual performance.
Upon a change in control (as defined in the 2017 LTIP), all awards outstanding under the 2017 LTIP automatically become fully vested. For a discussion of the change in control provisions in our senior executive severance agreements and the 2017 LTIP, see the “Potential Payments Upon Termination or Change in Control — Rights Under Post-Termination and Change in Control Arrangements” section below.
Big Lots 2020 Long-Term Incentive Plan
All equity awards granted to our employees and non-employee directors since June 10, 2020 have been granted under the 2020 LTIP. The 2020 LTIP authorized the grant of (1) NQSOs, (2) ISOs, (3) SARs, (4) restricted stock, (5) RSUs, (6) deferred stock units, (7) performance shares, (8) PSUs, (9) performance units, (10) cash-based awards, and (11) other stock-based awards. All of our and our affiliates’ employees, outside directors and consultants were eligible to receive Awards under the 2020 LTIP.
The RSUs awarded to our named executive officers in fiscal 2020 (which consisted of the RSUs awarded to Mr. Pestello in connection with his hiring) and fiscal 2021 pursuant to the 2020 LTIP covered a fixed number of RSUs. The RSUs will vest, if at all, ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date (except in the case of death, disability, retirement, involuntary termination or constructive termination). The performance requirement for the fiscal 2020 RSU awards and the fiscal 2021 RSU awards was met as a result of our performance in fiscal 2020 and fiscal 2021, respectively.
The PSUs awarded to our named executive officers in fiscal 2021 pursuant to the 2020 LTIP covered a target number of PSUs. The PSUs will vest, if at all, after the completion of a three-year performance period, based: (1) 50% on our average EPS performance, excluding selected plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding selected plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement). The actual number of PSUs that will vest will increase to 200% of the target number if we achieve the maximum performance levels for both of the EPS and ROIC performance goals, and decrease to zero if we fail to meet the minimum performance levels for both of the performance goals. If we achieve the minimum performance levels for both of the EPS and ROIC performance goals, 50% of the target number of PSUs will vest. The percentage of the target number of PSUs that will vest for performance between the threshold and maximum performance levels will increase proportionately from 50% to 200% based on our actual performance.
In the event of a change in control (as defined in the 2020 LTIP) where the participant incurs a separation of service (as defined in Section 409A of the IRC) within the 30 days before or 24 months following the change in control, all awards outstanding under the 2020 LTIP automatically become fully vested. For a discussion of the change in control provisions in our senior executive severance agreements and the 2020 LTIP, see the “Potential Payments Upon Termination or Change in Control — Rights Under Post-Termination and Change in Control Arrangements” section below. See the “Components of our Executive Compensation Program — Long-Term Equity Incentive Compensation” section of the CD&A and the “Potential Payments Upon Termination or Change in Control — Rights Under Post-Termination and Change in Control Arrangements” section below for more information regarding the equity awards made under the 2020 LTIP in fiscal 2021.

Grants of Plan-Based Awards in Fiscal 2021
The following table sets forth each award made to our named executive officers in fiscal 2021 under the 2019 Bonus Plan and the 2020 LTIP.
Name (a)	Grant Date(1) (b)	Board Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh.) (k)	Grant Date Fair Value of Stock and Option Awards ($/ Shr.)(5) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Thorn	—	—	112,500	1,800,000	3,600,000	—	—	—	—	—	—	—
	3/22/21	3/15/21	—	—	—	11,654	46,617	93,234	—	—	—	3,300,317
	3/22/21	3/15/21	—	—	—	—	—	—	31,077	—	—	2,199,941
Mr. Ramsden	—	—	33,469	535,500	1,071,000	—	—	—	—	—	—	—
	3/22/21	3/15/21	—	—	—	3,338	13,350	26,700	—	—	—	945,047
	3/22/21	3/15/21	—	—	—	—	—	—	8,899	—	—	629,960
Mr. Pestello	—	—	24,480	391,680	783,360	—	—	—	—	—	—	—
	3/22/21	3/15/21	—	—	—	3,052	12,206	24,412	—	—	—	864,063
	3/22/21	3/15/21	—	—	—	—	—	—	8,136	—	—	575,947
Mr. Schlonsky	—	—	19,645	314,323	628,646	—	—	—	—	—	—	—
	3/22/21	3/15/21				2,449	9,795	19,590	—	—	—	693,388
	3/22/21	3/15/21	—	—	—	—	—	—	6,529	—	—	462,188
Mr. Robins	—	—	19,125	306,000	612,000	—	—	—	—	—	—	—
	3/22/21	3/15/21	—	—	—	2,384	9,536	19,072		—	—	675,053
	3/22/21	3/15/21	—	—	—	—	—	—	6,356	—	—	449,941

(1)
As discussed in the “Compensation Policies & Practices — Equity Grant Timing” section of the CD&A, in fiscal 2021, the Board set the grant date for the RSU awards and the service inception date for the PSU awards on such future date to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Compensation Committee or any employee manipulated the terms or timing of the equity awards.

(2)
The amounts in columns (c), (d) and (e) represent our named executive officers’ threshold, target and maximum annual incentive award levels, respectively, for fiscal 2021 pursuant to the 2019 Bonus Plan. These awards are further described in the “Components of our Executive Compensation Program — Annual Cash Incentive Awards” section of the CD&A.

(3)
The amounts in columns (f), (g) and (h) represent the threshold, target and maximum number of PSUs awarded pursuant to the 2020 LTIP that each named executive officer is eligible to earn depending on the level of achievement of the applicable performance metrics over the three-year performance period. For more information on PSUs, see the narrative discussion preceding this table and the “Components of our Executive Compensation Program — Long-Term Equity Incentive Compensation” section of the CD&A.

(4)
The amounts in column (i) represent RSUs awarded pursuant to the 2020 LTIP, which awards are described in the narrative discussion preceding this table and the “Components of our Executive Compensation Program — Long-Term Equity Incentive Compensation” section of the CD&A.

(5)
This column represents the full grant date fair value of the RSUs as calculated in accordance with ASC 718 and the estimated fair value of the PSUs as of the issuance date based on the probable outcome of the performance conditions.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth, as of the end of fiscal 2021, all equity awards outstanding under our equity compensation plans for each named executive officer.
	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(1) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3) (j)
Mr. Thorn	—	—	—	—	—	125,178	4,990,847	119,145	4,750,311
Mr. Ramsden	—	—	—	—	—	43,648	1,740,246	34,120	1,360,364
Mr. Pestello	—	—	—	—	—	23,264	927,536	12,206	486,653
Mr. Schlonsky	—	—	—	—	—	31,244	1,245,698	28,844	1,150,010
Mr. Robins	—	—	—	—	—	30,196	1,203,915	27,109	1,080,836

(1)
The awards reported in column (g) reflect the unvested RSUs awarded to Mr. Pestello in fiscal 2021 and fiscal 2020 under the 2020 LTIP and the unvested RSUs awarded to our other named executive officers in fiscal 2021 under the 2020 LTIP and in fiscal 2020 and fiscal 2019 under the 2017 LTIP. The first third of the fiscal 2020 RSU awards and the second third of the fiscal 2019 RSU awards vested during fiscal 2021. For additional information regarding the fiscal 2021 RSU awards, including the vesting terms, see the narrative discussion preceding the Grants of Plan-Based Awards in Fiscal 2021 table and the “Components of our Executive Compensation Program — Long-Term Equity Incentive Compensation” section of the CD&A.

(2)
The awards reported in column (i) reflect the following: (1) for Mr. Pestello, a PSU award under the 2020 LTIP in fiscal 2021 (at target amount); and (2) for Mr. Thorn, Mr. Ramsden, Mr. Schlonsky and Mr. Robins, a PSU award in fiscal 2021 under the 2020 LTIP and in fiscal 2019 under the 2017 LTIP (each at the target amount). If we achieve the maximum performance levels applicable to the PSU awards in fiscal 2021, the total number of PSUs that would vest and be earned for such PSU awards would be: (1) 93,234 for Mr. Thorn; (2) 26,700 for Mr. Ramsden; (3) 24,412 for Mr. Pestello; (4) 19,590 for Mr. Schlonsky; and (5) 19,072 for Mr. Robins. The actual number of PSUs awarded to our named executive officers in fiscal 2021 and fiscal 2019 that will vest and be earned (if any) by each named executive officer is determined after the three-year performance period based: (1) 50% on our average EPS performance, excluding plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement).

(3)
The market value was computed by multiplying the number of units or shares by $39.87, the closing price of our Common Shares on January 28, 2022 (the last trading day of fiscal 2021). If we achieve the maximum performance levels applicable to the PSU awards in fiscal 2021, the aggregate market value for such PSU awards would be: (1) $3,717,240 for Mr. Thorn; (2) $1,064,529 for Mr. Ramsden; (3) $973,306 for Mr. Pestello; (4) $781,053 for Mr. Schlonsky; and (5) $760,401 for Mr. Robins. The fiscal 2019 PSU awards vested on March 30, 2022. For additional information on the fiscal 2021 PSU awards and the fiscal 2019 PSU awards, see the narrative discussion in the “Components of our Executive Compensation Program — Long-Term Equity Incentive Compensation” section of the CD&A.

Option Exercises and Stock Vested in Fiscal 2021
The following table reflects all stock option exercises and the vesting of restricted stock held by each of our named executive officers during fiscal 2021.
	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Mr. Thorn	—	—	193,453	12,975,616
Mr. Ramsden	—	—	61,928	4,195,171
Mr. Pestello	—	—	7,449	431,521
Mr. Schlonsky	—	—	68,637	4,761,597
Mr. Robins	—	—	62,929	4,370,347

(1)
The amounts shown reflect the number of Common Shares issued to the named executive officer in settlement of the vesting of stock awards multiplied by the closing price of our Common Shares on trading day before the vesting date.

Nonqualified Deferred Compensation
All of our named executive officers, as well as substantially all other employees, are eligible to participate in the Savings Plan, our “401(k) plan.” Historically, we also maintained a Supplemental Savings Plan for those executives participating in the Savings Plan who desired to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constituted a contract to pay deferred compensation and limited deferrals in accordance with prevailing tax law. The Supplemental Savings Plan was designed to pay the deferred compensation in the same amount as if contributions had been made to the Savings Plan. We had no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan were subject to the claims of our general creditors. In December 2020, the Board approved the termination of the Supplemental Savings Plan. The balances under the Supplemental Savings Plan were distributed to participants in December 2021 and January 2022.
In order to participate in the Savings Plan, an eligible employee must satisfy applicable service requirements and must make contributions to such plans (“Participant Contributions”). Participant Contributions are made through authorized payroll deductions to one or more of the several investment funds available under the Savings Plan and selected at the discretion of the participant. All Participant Contributions are matched by us (“Registrant Contributions”) at a rate of 100% for the first 3% of salary contributed and 50% for the next 2% of salary contributed. Additionally, the amount of the Registrant Contribution is subject to the maximum annual compensation that may be taken into account for benefit calculation purposes under the IRC ($290,000 for calendar year 2021). Accordingly, the maximum aggregate Registrant Contribution that could be made to a named executive officer participating in the Savings Plan was $11,600 for fiscal 2021.
Prior to fiscal 2017, under the Savings Plan and the Supplemental Savings Plan, 25% of the Registrant Contributions vested annually beginning on the second anniversary of the employee’s hiring. Under the Savings Plan, a participant who has terminated employment with us is entitled to all funds in his or her account, except that if termination is for a reason other than retirement, disability or death, then the participant is entitled to receive only the Participant Contributions and the vested portion of the Registrant Contributions. Under the Supplemental Savings Plan, a participant who has terminated employment with us for any reason was entitled to receive the Participant Contributions and only the vested portion of the Registrant Contributions. Under both plans, all other unvested accrued benefits pertaining to Registrant Contributions will be forfeited. In fiscal 2017, the Savings Plan and Supplemental Savings Plan were amended and all Registrant Contributions in fiscal 2017 and, in the case of the Savings Plan, in the future will vest immediately and a participant in the Savings Plan and Supplemental Savings Plan who has terminated employment will be entitled to all funds in his or her account.

Nonqualified Deferred Compensation Table for Fiscal 2021
The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under the Supplemental Savings Plan.
Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Mr. Thorn	—	—	—	—	—
Mr. Ramsden	—	—	—	—	—
Mr. Pestello	—	—	—	—	—
Mr. Schlonsky	—	—	204,157	1,545,617	—
Mr. Robins	—	—	40,987	290,954	—

(1)
The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments designated by the named executive officer in his or her Supplemental Savings Plan account in fiscal 2021 (i.e., appreciation or decline in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

Potential Payments Upon Termination or Change in Control
The “Rights Under Post-Termination and Change in Control Arrangements” section below summarizes the rights of our named executive officers under their employment agreements and other compensation arrangements upon a change in control or in the event their employment with us is terminated.
The “Estimated Payments if Triggering Event Occurred at 2021 Fiscal Year End” section below sets forth the payments that would have been received by each executive (or his or her beneficiaries, as applicable) upon a change in control or in the event the executive’s employment with us terminated on January 29, 2022: (1) voluntarily or for cause; (2) involuntarily without cause (including a constructive termination (as defined in the Severance Plan)); (3) in connection with the executive’s disability; (4) upon the executive’s death; (5) upon the executive’s retirement (none of the named executive officers was retirement eligible at the end of fiscal 2021 other than Mr. Schlonsky and Mr. Robins); or (6) in connection with a change in control.
Rights Under Post-Termination and Change in Control Arrangements
Termination for Cause
If a named executive officer is terminated for cause or due to his or her voluntary resignation, we have no obligation to pay any unearned compensation or to provide any future benefits to the executive.
Involuntary Termination Without Cause
If a named executive officer is involuntarily terminated without cause (including a constructive termination), the Severance Plan would entitle the named executive officer to:
•
a cash payment equal to the product of (1) the named executive officer’s annualized base salary in effect on the date of termination and (2) a multiple thereof;

•
a cash payment equal to a prorated portion of the annual incentive award that the named executive officer would have earned for the fiscal year in which the termination occurred had such termination not occurred;

•
a cash payment for outplacement assistance;

•
continued coverage for the named executive officer under our health plans until the last day of the calendar month in which the post-termination restriction period applicable to the named executive officer elapses, plus the amount necessary to reimburse the named executive officer for the taxes he would be liable for as a result of such continued coverage; and
•
prorated vesting of all unvested, outstanding RSU awards granted to the named executive officer upon achievement of the applicable performance trigger.

Termination due to Disability or Death
If a named executive officer is terminated as a result of his or her disability or death:
•
the Severance Plan would entitle the named executive officer to a cash payment equal to a prorated portion of the annual incentive award that the named executive officer would have earned for the fiscal year in which the termination occurred had such termination not occurred;

•
a prorated portion of the unvested PSUs granted under the 2017 LTIP and the 2020 LTIP that the named executive officer would have earned had the named executive officer remained employed for the entire performance period would vest upon the certification of the applicable performance condition; and

•
a prorated portion of the unvested RSUs granted under the 2017 LTIP and the 2020 LTIP would vest on the termination date.

Termination Upon Retirement
If a named executive officer is terminated as a result of his or her retirement (as defined in the applicable award agreement):
•
a prorated portion of the unvested PSUs granted under the 2017 LTIP and the 2020 LTIP that the named executive officer would have earned had the named executive officer remained employed for the entire performance period would vest upon the certification of the applicable performance condition; and

•
a prorated portion of the unvested RSUs granted under the 2017 LTIP and the 2020 LTIP would vest on the termination date.

Termination in connection with Change in Control
If terminated without cause (including a constructive termination) within 24 months after a change in control, the senior executive severance agreements would entitle the named executive officers to (1) a lump-sum payment equal to 200% of the executive’s then current annual base salary and target annual incentive award, (2) a lump-sum payment equal to executive’s target bonus prorated for the number of days the executive worked during the applicable performance period prior to the executive’s termination and (3) continued coverage under our health plans for up to two years after the date of termination.
In addition, upon a change in control:
•
if the change in control occurs before the third anniversary of the grant date, all unvested RSUs granted to the named executive officer under the 2017 LTIP would vest;

•
if the change in control occurs before the third anniversary of the grant date and the named executive officer incurs a separation of service (as defined in Section 409A of the IRC) within the 30 days before or 24 months following the change in control, all unvested RSUs granted to the named executive officer under the 2020 LTIP would vest; and

•
if the change in control occurs before the end of the applicable performance period, the greater of (1) the target number of PSUs and (2) a number of PSUs calculated based on the satisfaction of the applicable performance conditions before the change in control, would vest for each named executive officer.

Change in Control Described
Under the 2017 LTIP, the 2020 LTIP and the Severance Plan, a change in control generally occurs upon: (i) certain acquisitions of 20% or more of our outstanding voting securities; (ii) an unapproved change in the majority of the Board during any two-year period; or (iii) certain corporate transactions, including certain mergers, consolidations or the sale of substantially all of the Company’s assets.
Under the senior executive severance agreements and the 2019 Bonus Plan, a change in control generally occurs upon: (i) certain acquisitions of more than 50% of the total fair market value or voting power in our outstanding voting securities; (ii) certain acquisitions during a one-year period of 30% or more of our outstanding voting securities; (iii) an unapproved change in the majority of the Board during any one-year period; or (iv) the disposition, during any one-year period, of 40% or more of the total gross fair market value of all of our assets.
Estimated Payments if Triggering Event Occurred at 2021 Fiscal Year-End
The amounts in the following tables are approximations based on various assumptions and estimates. The actual amounts to be paid can only be determined at the time of the change in control or termination of employment, as applicable. In the tables that follow, we have made the following material assumptions, estimates and characterizations:
•
Except as otherwise provided in the tables below, the amounts are calculated based on compensation levels and benefits effective at January 29, 2022, the last day of fiscal 2021.

•
We have not taken into account the possibility that a named executive officer may be eligible to receive healthcare benefits from another source following his or her termination. Therefore, the amounts shown in the “Healthcare Coverage” row in the tables below reflect, consistent with the assumptions that would be used to estimate the cost of these benefits for financial reporting purposes under generally accepted accounting principles, the current monthly cost to provide continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) applied to each month these benefits would be provided to the named executive officer. Included in the amounts shown in the “Healthcare Coverage” row in the tables below are the related tax gross-up amounts. The amounts shown in the “Long-Term Disability Benefit” row in the tables below represent 67% of the named executive officer’s monthly salary, up to a maximum of $25,000 per month in accordance with the long-term disability insurance we maintain for our named executive officers. This benefit is payable until the named executive officer is no longer disabled or age 65, whichever occurs earlier. Due to the speculative nature of estimating the period of time during which a named executive officer may be disabled, we have presented only one month of disability benefits in the tables below.

•
The amounts in the “Accelerated Equity Awards” row under the “Termination upon Disability,” “Termination upon Death” and “Retirement” columns in the tables below represent the value (as of the final trading day on the NYSE during fiscal 2021) of (1) a prorated portion of the unvested RSUs granted under the 2017 LTIP and the 2020 LTIP, (2) a prorated portion of the unvested PSUs granted under the 2020 LTIP in fiscal 2021, assuming that the applicable performance goals will be achieved at the target level, and (3) the PSUs granted under the 2017 LTIP in fiscal 2019, that vested based on our actual performance.

•
The amounts in the “Accelerated Equity Awards” row under the “Termination in Connection with a Change in Control” and “Change in Control (without termination)” columns in the tables below include all unvested RSUs and PSUs that would have vested on an accelerated basis had a change in control occurred as of the end of fiscal 2021. These amounts do not reflect any equity awards that vested in fiscal 2021.

•
The closing market price of our Common Shares on the final trading day on the NYSE during fiscal 2021 was $39.87 per share.

Bruce K. Thorn
The following table reflects the payments that would have been due to Mr. Thorn in the event of a change in control and/or the termination of his employment on January 29, 2022.
	Event Occurring at January 29, 2022
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	—	2,400,000	—	—	—	2,400,000	—
Non-Equity Incentive Plan Compensation ($)	—	1,988,100	—	1,988,100	1,988,100	5,400,000	—
Healthcare Coverage ($)	—	59,536	—	—	—	59,536	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Outplacement Benefits ($)	—	40,000	—	—	—	—	—
Accelerated Equity Awards ($)	—	2,347,642	—	7,535,157	7,535,157	11,870,852	8,703,267
Total ($)	—	6,835,278	—	9,548,257	9,523,257	19,730,388	8,703,267
Jonathan E. Ramsden
The following table reflects the payments that would have been due to Mr. Ramsden in the event of a change in control and/or the termination of his employment with us on January 29, 2022.
	Event Occurring at January 29, 2022
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	—	1,428,000	—	—	—	1,428,000	—
Non-Equity Incentive Plan Compensation ($)	—	591,460	—	591,460	591,460	1,606,500	—
Healthcare Coverage ($)	—	84,468	—	—	—	84,468	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Outplacement Benefits ($)	—	25,000	—	—	—	—	—
Accelerated Equity Awards ($)	—	700,724	—	2,159,231	2,159,231	3,695,946	2,788,854
Total ($)	—	2,829,652	—	2,775,691	2,750,691	6,814,914	2,788,854

Jack A. Pestello
The following table reflects the payments that would have been due to Mr. Pestello in the event of a change in control and/or the termination of his employment with us on January 29, 2022.
	Event Occurring at January 29, 2022
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	—	1,305,600	—	—	—	1,305,600	—
Non-Equity Incentive Plan Compensation ($)	—	432,611	—	432,611	432,611	1,175,040	—
Healthcare Coverage ($)	—	84,468	—	—	—	84,468	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Outplacement Benefits ($)	—	25,000	—	—	—	—	—
Accelerated Equity Awards ($)	—	242,628	—	408,032	408,032	1,459,727	—
Total ($)	—	2,090,307	—	865,643	840,643	4,024,835	—
Michael A. Schlonsky
The following table reflects the payments that would have been due to Mr. Schlonsky in the event of a change in control and/or the termination of his employment with us on January 29, 2022.
	Event Occurring at January 29, 2022
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	—	1,047,744	—	—	—	1,047,744	—
Non-Equity Incentive Plan Compensation ($)	—	347,170	347,170	347,170	347,170	942,969	—
Healthcare Coverage ($)	—	84,468	—	—	—	84,468	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Outplacement Benefits ($)	—	25,000	—	—	—	—	—
Accelerated Equity Awards ($)	—	597,469	1,793,980	1,926,727	1,926,727	2,951,363	2,285,834
Total ($)	—	2,101,851	2,141,150	2,298,897	2,273,897	5,026,544	2,285,834

Ronald A. Robins, Jr.
The following table reflects the payments that would have been due to Mr. Robins in the event of a change in control and/or the termination of his employment with us on January 29, 2022.
	Event Occurring at January 29, 2022
	Voluntary Termination/ For Cause ($)	Involuntary Termination without Cause ($)	Retirement ($)	Termination upon Disability ($)	Termination upon Death ($)	Termination in Connection with a Change in Control ($)	Change in Control (without termination) ($)
Salary/Salary Continuation ($)	—	1,020,000	—	—	—	1,020,000	—
Non-Equity Incentive Plan Compensation ($)	—	337,977	337,977	337,977	337,977	918,000	—
Healthcare Coverage ($)	—	84,468	—	—	—	84,468	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Outplacement Benefits ($)	—	25,000	—	—	—	—	—
Accelerated Equity Awards ($)	—	573,072	1,676,862	1,806,062	1,806,062	2,800,282	2,152,365
Total ($)	—	2,040,517	2,014,839	2,169,039	2,144,039	4,822,750	2,152,365

PROPOSAL TWO:   APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES
Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The following summary of our executive compensation program describes our compensation philosophy and the key objectives identified by our Human Capital and Compensation Committee to implement our compensation philosophy.
Our executive compensation program is designed to: (1) pay for superior results by rewarding executives for achieving short- and long-term performance goals and creating long-term shareholder value; (2) align the interests of our executives with the interests of our shareholders through performance- and equity-based compensation; and (3) attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our peer group. We use a balanced mix of salary, annual cash incentive awards and equity awards to promote these objectives. For a more detailed discussion of how our executive compensation program promotes these objectives and our executive compensation philosophy, including information about the fiscal 2021 compensation of our named executive officers, we encourage you to read the CD&A as well as the Summary Compensation Table and other compensation tables in this Proxy Statement and the narrative discussion accompanying the tables.
The ongoing COVID-19 pandemic continued to present challenges to and disrupt our business during fiscal 2021 and may continue to disrupt our business in the future. Although the COVID-19 pandemic was ongoing and the potential effect of the pandemic on the Company’s business remained somewhat unclear when the Human Capital and Compensation Committee conducted its annual evaluation of the executive compensation program in March 2021, the Committee determined to return to a more customary mix of base salary merit increases, annual cash incentive awards based entirely on annual Company financial goals, and long-term equity incentive awards consisting of PSUs and RSUs for our named executive officers in fiscal 2021.
•
Annual Cash Incentive Awards.   Each named executive officer was eligible to receive a cash performance bonus based on our operating profit (weighted 75%) and total annual sales (weighted 25%). The Human Capital and Compensation Committee selected adjusted operating profit as the primary performance measure because they believe it represents a key indicator of the strength of our operating results and financial condition and incentivizes the participants in our annual cash incentive award program to achieve strong earnings growth. The Human Capital and Compensation Committee selected total annual sales as the other performance measure because the Committee believes it captures the full impact of our growth initiatives, including new store growth, merchandising initiatives and e-commerce growth. The Human Capital and Compensation Committee established the performance goals for the adjusted operating profit and total annual sales performance measures in March 2021 based on management’s projected results for fiscal 2021 which considered, among other things, the impacts of (1) stimulus payments on fiscal 2020 sales, (2) anticipated capital expenditures and initiatives on fiscal 2021 sales, (3) anticipated increases in merchandise purchases for the fiscal 2021 Holiday season and (4) the distribution center sale and leaseback transactions, as well as the continued additional unknown impacts of the COVID-19 pandemic. Based on our adjusted operating profit and total annual sales in fiscal 2021, our named executive officers earned an annual incentive award between target and maximum for fiscal 2021.

•
Performance Share Unit Awards.   All of our named executive officers received a significant portion (60%) of their equity awards in the form of PSUs. The PSUs awarded to our named executive officers in fiscal 2021 will vest, if at all, after the completion of a three-year performance period based: (1) 50% on our average EPS performance, excluding plan-defined items, for each of the three service periods during the performance period; (2) 50% on our average ROIC performance, excluding plan-defined items, for each of the three service periods during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period. The Compensation Committee and other outside directors selected EPS and ROIC as the financial measures applicable to the PSUs to incentivize our named executive officers to achieve long-term financial results that we believe will create shareholder value. Based on EPS of $5.24 and ROIC of 15.2%, as adjusted, we achieved 93.7% of the targeted goal for EPS and 97.9% of the targeted goal for ROIC for the first service period of the performance period applicable to the PSUs awarded to our named executive officers in fiscal 2021.
•
Restricted Stock Unit Awards.   All of our named executive officers received the remaining portion (40%) of their equity awards in the form of RSUs. RSUs are primarily intended to align the interests of our named executive officers and our shareholders and help retain and motivate our named executive officers. The RSUs will vest ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date and are subject to an operating profit performance component. Based on the Company’s operating profit in fiscal 2021, one-third of the RSUs we granted in fiscal 2021 vested on the first anniversary of the grant and the remaining two-thirds will vest ratably over the next two years.

We request that our shareholders indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K by approving the following resolution:
“RESOLVED, that the shareholders of Big Lots approve, on an advisory basis, the compensation of the named executive officers of Big Lots, as disclosed in Big Lots’ Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables.”
The vote on the approval of the compensation of our named executive officers is advisory, which means that the vote is not binding on the Board, the Human Capital and Compensation Committee or us. If a majority of the votes are cast against the approval of the compensation of our named executive officers, the Board and the Human Capital and Compensation Committee will evaluate whether to take any actions to address the concerns of the shareholders with respect to our executive compensation program.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES.
2021 CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is disclosing the following information about the relationship of the annual total compensation of our CEO and the median of the annual total compensation of our employees (other than the CEO) for our 2021 fiscal year:
•
The annual compensation of our CEO (Bruce K. Thorn) was $9,042,187.

•
The annual total compensation of our median employee, a part-time store associate, was $9,085.

•
The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 995 to 1.

We identified our median employee for our 2021 fiscal year using the following methodology and material assumptions and adjustments. To identify the median of the annual total compensation of our active employees as of January 29, 2022, including any full-time, part-time, temporary or seasonal employees but excluding our CEO, we used total wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2021. In making this determination, we did not annualize compensation for any full-time or part-time permanent employees who were employed on January 29, 2022 but did not work for us the entire year or make any full-time equivalent adjustments for part-time employees. We consistently applied this compensation measure and methodology to all of our employees included in the calculation.
We determined the annual total compensation for fiscal year 2021 of our median employee (who was calculated to be a part-time store associate) in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table. With respect to the annual total compensation of our CEO for fiscal 2021, we used the amount for fiscal 2021 reported in the “Total” column of the Summary Compensation Table.
This information is being provided for compliance purposes. Neither the Human Capital and Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.
AUDIT COMMITTEE DISCLOSURE
General Information
The Audit Committee consists of five non-employee directors of the Board. The members of the Audit Committee have been reviewed by the Board and determined to be independent within the meaning of all applicable SEC regulations and NYSE listing standards.
The charter of the Audit Committee states that the purpose of the Audit Committee is to assist the Board in its oversight of:
•
the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls;

•
our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

•
the annual independent audit of our financial statements, the engagement of our independent registered public accounting firm, and the evaluation of the firm’s qualifications, independence and performance;

•
the performance of our internal audit function;

•
the evaluation of enterprise risk issues; and

•
the fulfillment of other responsibilities set forth in its charter.

The full text of the Audit Committee’s charter is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee regularly reviews its responsibilities as outlined in its charter, prepares an annual agenda that addresses all of its responsibilities and conducts a self-assessment and review of the charter annually. The Audit Committee believes it fulfilled its responsibilities under the charter in fiscal 2021.
The Audit Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm, the Company’s Vice President, Internal Audit and our Chief Financial Officer, in each case without the presence of management. The Audit Committee also meets in executive session without the presence of anyone else, whenever appropriate.
During fiscal 2021, our management completed an assessment of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the assessment and provided oversight and advice to management during the process. In connection with its oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management contained in our Form 10-K, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to its audit of (1) our financial statements and (2) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee efforts related to our system of internal control over financial reporting and management’s preparations for the assessment thereof in fiscal 2021. The Audit Committee has also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

Independent Registered Public Accounting Firm
The Audit Committee engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2021. Deloitte & Touche LLP has served as our independent registered public accounting firm since October 1989. The Audit Committee annually selects and evaluates our independent registered public accounting firm and reviews the scope of and plans for the audit by the independent registered public accounting firm. Some of the factors the Audit Committee considers in its evaluation include the independent auditor’s qualifications, performance, independence and tenure. Based on its evaluation and review, the Audit Committee believes that it is in the best interest of the Company to retain Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.
Audit and Non-Audit Services Pre-Approval Policy
Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy, all audit and non-audit services rendered by Deloitte & Touche LLP in fiscal 2021 and fiscal 2020, including the related fees, were pre-approved by the Audit Committee. Under the policy, the Audit Committee is required to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm to assure that the provision of those services does not impair the firm’s independence. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees incurred for each category of service at Audit Committee meetings throughout the year.
During the year, it may become necessary to engage the independent registered public accounting firm for additional services that have not been pre-approved. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The member or members to whom pre-approval authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Fees Paid to Independent Registered Public Accounting Firm
The fees billed to us for the professional services rendered by Deloitte & Touche LLP during the two most recently completed fiscal years were as follows:
($ in thousands)	Fiscal 2020 ($)	Fiscal 2021 ($)
Audit Fees	1,440	1,450
Audit-Related Fees(1)	92	8
Tax Fees	90	44
All Other Fees(2)	2	2
Total Fees	1,624	1,504

(1)
For fiscal 2020 and fiscal 2021, the audit-related fees principally related to implementation of new accounting standards and significant non-routine transactions.

(2)
For fiscal 2020 and fiscal 2021, the other fees include fees related to online subscription fees for technical support.

Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2021 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board. The Audit Committee

has received the written communications from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that the audited consolidated financial statements for fiscal 2021 be included in our Form 10-K for filing with the SEC.
Members of the Audit Committee:
Marla C. Gottschalk, Chair
Sandra Y. Campos
Sebastian J. DiGrande
Kimberley A. Newton
Wendy L. Schoppert

PROPOSAL THREE:   RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022
At its February 25, 2022 meeting, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022, subject to our entry into a mutually agreed upon services contract with Deloitte & Touche LLP. The submission of this matter for approval by shareholders is not legally required; however, we believe that such submission is consistent with best practices in corporate governance and is another opportunity for shareholders to provide direct feedback on an important issue of our corporate governance. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered by the Audit Committee.
A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.
SHAREHOLDER PROPOSALS
Any proposals of shareholders that are intended to be presented at our 2023 annual meeting of shareholders must be received by our Corporate Secretary at our corporate offices on or before December 14, 2022 to be eligible for inclusion in our 2023 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2023 annual meeting of shareholders without inclusion of that proposal in our 2023 proxy materials and written notice of the proposal is not received by our Corporate Secretary at our corporate offices on or before February 27, 2023, or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2023 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.
Our Amended Code of Regulations permits a shareholder, or a group of shareholders, who has continuously owned at least 3% of our outstanding Common Shares for at least 3 years, to nominate and include in our proxy statement candidates for the Board, subject to certain requirements. Each eligible shareholder, or group of shareholders that together is an eligible shareholder, may nominate candidates for director, up to a limit of 25% of the number of directors on the Board. Any nominee must meet the qualification standards set forth in our Amended Code of Regulations. Any such notice and nomination materials must be delivered to, or mailed to and received by, our Corporate Secretary no earlier than 150 days and no later than 120 days before the anniversary of the date that the Company issued its proxy statement for the previous year’s annual meeting of shareholders; provided however, that if the date of the annual meeting has changed by more than 30 calendar days from the previous year, then the eligible shareholder must deliver the notice and nomination materials to our Corporate Secretary a reasonable time before we issue our proxy materials. Based on the anticipated one-year anniversary of the date that we issued our proxy statement for the 2022 annual meeting, an eligible shareholder wishing to nominate a candidate for election to the Board at the 2023 annual meeting must provide such notice no earlier than November 14, 2022 and no later than December 14, 2022. Any such notice and accompanying nomination materials must meet the requirements set forth in our Amended Code of Regulations, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.
PROXY SOLICITATION COSTS
This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability of Proxy Materials (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the Record Date, the brokers and banks holding our Common Shares for beneficial shareholders must, at our expense, provide our proxy materials to persons for whom they hold our Common Shares in order that such Common Shares may be voted. Solicitation of proxies may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with the solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. We have also retained Georgeson LLC to aid in the solicitation of proxies for a fee estimated to be $10,500, plus reasonable out-of-pocket expenses.
OTHER MATTERS
As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than as referred to in Proposal One, Proposal Two and Proposal Three above. If any other matter is properly brought before the Annual Meeting for action by shareholders, Common Shares represented by proxies returned to us and not revoked will be voted on such matter in accordance with the recommendations of the Board.
By order of the Board of Directors,
Ronald A. Robins, Jr.
Executive Vice President, Chief Legal and
Governance Officer, General Counsel and
Corporate Secretary
April 13, 2022

Appendix A
BIG LOTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
The following tables reconcile net income and diluted earnings per share (GAAP financial measures) to adjusted net income and adjusted diluted earnings per share (non-GAAP financial measures) for fiscal 2021, fiscal 2020 and fiscal 2019.
Fiscal 2021
	As Reported	Adjustment to exclude store asset impairment charges	As Adjusted (non-GAAP)
Net income	$177,778	$3,782	$181,560
Diluted earnings per share	$5.33	$0.11	$5.44
The above adjusted net income and adjusted diluted earnings per share are “non-GAAP financial measures” as that term is defined by Rule 101 of Regulation G (17 CFR Part 244) and Item 10 of Regulation S-K (17 CFR Part 229). These non-GAAP financial measures exclude from the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) store asset impairment charges of $5,033 ($3,782, net of tax).
Fiscal 2020
	As Reported	Adjustment to exclude gain on sale of distribution centers and related expenses	As Adjusted (non-GAAP)
Net income	$629,191	$(341,903)	$287,288
Diluted earnings per share	$16.11	$(8.75)	$7.35
The above adjusted net income and adjusted diluted earnings per share are “non-GAAP financial measures” as that term is defined by Rule 101 of Regulation G (17 CFR Part 244) and Item 10 of Regulation S-K (17 CFR Part 229). These non-GAAP financial measures exclude from the most directly comparable financial measures calculated and presented in accordance with GAAP a gain resulting from the sale of our Columbus, OH; Durant, OK; Montgomery, AL; and Tremont, PA distribution centers and the related expenses of $459,097 ($341,903, net of tax).
Fiscal 2019
	As Reported	Impact to exclude department exit inventory impairment	Impact to exclude transformational restructuring costs	Adjustment to exclude legal settlement loss contingencies	Adjustment to exclude gain on sale of distribution center	As Adjusted (non-GAAP)
Net income	$242,464	$4,497	$28,502	$5,554	$(136,604)	$144,413
Diluted earnings per share	$6.16	$0.11	$0.72	$0.14	$(3.47)	$3.67
The above adjusted net income and adjusted diluted earnings per share are “non-GAAP financial measures” as that term is defined by Rule 101 of Regulation G (17 CFR Part 244) and Item 10 of Regulation S-K (17 CFR Part 229). These non-GAAP financial measures exclude from the most directly comparable financial measures calculated and presented in accordance with GAAP: (1) an inventory impairment amount of $6,050 ($4,497, net of tax) as a result of a merchandise department exit; (2) the costs associated with a transformational restructuring initiative of $38,338 ($28,502, net of tax); (3) a pretax charge related to estimated legal settlement of employee class actions of $7,250 ($5,554, net of tax); and (4) a gain resulting from the sale of our Rancho Cucamonga, CA distribution center of $178,534 ($136,604, net of tax).

Our management believes that the disclosure of these non-GAAP financial measures provides useful information to investors because the non-GAAP financial measures present an alternative and more relevant method for measuring our operating performance, excluding special items included in the most directly comparable GAAP financial measures, which management believes is more indicative of our on-going operating results and financial condition. Our management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating our operating performance.

ATTN: GENERAL COUNSEL 4900 EAST DUBLIN-GRANVILLE ROAD COLUMBUS, OH 43081 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 23, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 23, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D79106-P71054-Z82146 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BIG LOTS, INC. 1. ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the election of the nominees named below: 01) Sandra Y. Campos 02) James R. Chambers 03) Sebastian J. DiGrande 04) Marla C. Gottschalk 05) Cynthia T. Jamison 06) Thomas A. Kingsbury 07) Christopher J. McCormick 08) Kimberley A. Newton 09) Nancy A. Reardon 10) Wendy L. Schoppert 11) Bruce K. Thorn For All Against All For All Except To vote against any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. If any nominee named for election as a director is unable to serve or for good cause will not serve, common shares represented by proxies will be voted for such substitute nominee(s) as recommended by Big Lots’ Board of Directors. 2. APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. The Board of Directors recommends a vote FOR the approval of the compensation of Big Lots’ named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion accompanying the tables. 3. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022. The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots’ independent registered public accounting firm for the 2022 fiscal year. If any other matter properly comes before the Annual Meeting, common shares represented by proxies will be voted in accordance with the recommendation of the Board of Directors on such matters. Only shareholders of record at the close of business on the record date, March 29, 2022, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint Owners should each sign personally. If a corporation, partnership or other entity, please sign in full entity name by authorized officer. For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TUESDAY, MAY 24, 2022, AT 10:00 A.M. EDT Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Big Lots, Inc. To Be Held on May 24, 2022: Big Lots, Inc.'s Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report on Form 10-K for the fiscal year ended January 29, 2022 are available at www.proxyvote.com. D79107-P71054-Z82146 BIG LOTS, INC. Proxy Solicited on Behalf of the Board of Directors for the May 24, 2022 Annual Meeting of Shareholders The individual(s) signing on the reverse side of this proxy card as a shareholder or an attorney, executor, administrator, authorized officer or other fiduciary of the shareholder (collectively referred to as the "Owner") hereby appoint(s) Bruce K. Thorn, Jonathan E. Ramsden and Ronald A. Robins, Jr., and each of them, with full power of substitution, as proxies for the Owner to attend the Annual Meeting of Shareholders of Big Lots, Inc. ("Big Lots"), to be held at 4900 East Dublin-Granville Road, Columbus, Ohio 43081, at 10:00 A.M. EDT on May 24, 2022, and at any postponement or adjournment thereof, and to vote and act with respect to all common shares of Big Lots which the Owner would be entitled to vote, with all the power the Owner would possess if present in person, as indicated on the reverse side of this proxy card. This proxy, when properly executed, will be voted in the manner specified by the Owner. If the Owner does not specify a choice as to a proposal, excluding broker non-votes, the above-named proxies will vote the common shares: (i) FOR the election of each of the nominees named on the reverse side of this proxy card (Proposal One); (ii) FOR the approval of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (Proposal Two); and (iii) FOR the ratification of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for fiscal 2022 (Proposal Three). If any nominee named for the election as a director is unable to serve or for good cause will not serve, this proxy will be voted by the above-named proxies for such substitute nominee(s) as recommended by Big Lots' Board of Directors. The above-named proxies will vote the common shares in accordance with the recommendations of Big Lots' Board of Directors on such other business as may properly come before the Annual Meeting of Shareholders. The Owner acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 24, 2022 meeting and the Annual Report on Form 10-K for the fiscal year ended January 29, 2022 PLEASE SIGN AND DATE ON THE REVERSE SIDE